Exhibit 4.2

Execution Version

CREDIT AGREEMENT

Dated as of July 7, 2022

among

XEROX CORPORATION,

as Initial Borrower,

XEROX HOLDINGS CORPORATION,

as Holdings,

CITIBANK, N.A.,

as Agent

and

THE OTHER LENDERS PARTY HERETO

—————————————————————————

CITIBANK, N.A.,

MIZUHO BANK, LTD.,

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

TRUIST SECURITIES, INC.

and

THE BANK OF NOVA SCOTIA

as Joint Lead Arrangers and Joint Bookrunners

1

Schedules

Schedule I	Commitments

Schedule 2.01(b)	Existing Letters of Credit

Schedule 4.01(q)	Subsidiaries

Schedule 4.01(t)	Material Real Property

Schedule 5.01(m)	Post-Closing Matters

Schedule 5.02(a)	Existing Liens

Schedule 5.02(c)	Existing Debt

Schedule 5.02(e)	Foreign Subsidiaries of XFS

Schedule 5.02(f)	Existing Investments

Exhibits

Exhibit A	Form of Note

Exhibit B	Form of Notice of Borrowing

Exhibit C	Form of Assignment and Assumption

Exhibit D	Form of Designation Agreement

Exhibit E	Form of Collateral Agreement

Exhibit F	Form of Solvency Certificate

Exhibit G	Form of Perfection Certificate

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of July 7, 2022, among XEROX CORPORATION, a New York corporation (the “Company” or the “Initial Borrower”), XEROX HOLDINGS CORPORATION, a New York corporation (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders”) and CITIBANK, N.A. (“Citibank”), as administrative agent and collateral agent (the “Agent”).

RECITALS:

WHEREAS, capitalized terms shall have the respective meanings set forth for such terms in Section 1.01 hereof;

WHEREAS, the Initial Borrower has requested that the Lenders establish a $500,000,000 revolving credit facility (the “Revolving Credit Facility”) in favor of the Initial Borrower; and

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders and the Issuing Banks, to the extent of their respective Commitments as defined herein, are willing severally to establish the requested Revolving Credit Facility in favor of the Initial Borrower.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“2023 Senior Notes” means the 4.625% senior notes due 2023 issued by the Initial Borrower, pursuant to the indenture dated as of December 4, 2009, with The Bank of New York Mellon as trustee.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Advance” means an advance by a Lender to any Borrower as part of a Borrowing and refers to (a) a Base Rate Advance, (b) a Term Benchmark Advance or (c) an RFR Advance.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person or is a director of such Person.

“Agency Fee Letter” means the fee letter dated June 10, 2022 between the Initial Borrower and the Agent.

“Agent Parties” has the meaning specified in Section 9.02(d)(ii).

“Agent’s Account” means (a) in the case of Advances denominated in Dollars, the account of the Agent maintained by the Agent at Citibank at its office at Citibank Delaware, One Penn’s Way, OPS II, New Castle, Delaware 19720, Attention: Agency Operations, (b) in the case of Advances denominated in any Committed Currency, the account of the Sub-Agent designated in writing from time to time by the Agent to the Company and the Lenders for such purpose and (c) in any such case, such other account of the Agent as is designated in writing from time to time by the Agent to the Company and the Lenders for such purpose.

“Agreement” has the meaning set forth in the introductory paragraph hereto.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Holdings or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” means any Law in force or hereinafter enacted related to terrorism, money laundering, or economic sanctions, including Executive Order No. 13224, the Patriot Act, the International Emergency Economic Powers Act, 50 U.S.C. 1701, et. seq., the Trading with the Enemy Act, 50 U.S.C. App. 1, et. seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339B, and any regulations or directives promulgated under these provisions.

“Applicable Lending Office” means, with respect to any Lender, the office of such Lender specified in its Administrative Questionnaire, or such other office of such Lender as such Lender may from time to time specify to the Company and the Agent.

“Applicable Margin” means, (a) from the Effective Date to the date on which a Compliance Certificate is delivered pursuant to Section 5.01(i) in respect of the fiscal quarter ending September 30, 2022, (i) 1.00% per annum for Base Rate Advances and (ii) 2.00% per annum for Term Benchmark Advances and RFR Advances, and (b) thereafter, the applicable percentage per annum set forth below determined by reference to the Total Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Agent pursuant to Section 5.01(i):

Pricing Level	Total Net Leverage Ratio	Base Rate Advances	Term Benchmark Advances and RFR Advances
1	> 4.00:1.00	1.25%	2.25%
2	> 3.00:1.00 and ≤ 4.00:1.00	1.00%	2.00%
3	> 2.00:1.00 and ≤ 3.00:1.00	0.75%	1.75%
4	≤ 2.00:1.00	0.50%	1.50%

Any increase or decrease in the Applicable Margin resulting from a change in the Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.01(i); provided, however, that if a Compliance Certificate is not delivered when due in accordance with Section 5.01(i), then Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply). Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.13(g).

“Applicable Percentage” means, (a) from the Effective Date to the date on which a Compliance Certificate is delivered pursuant to Section 5.01(i) in respect of the fiscal quarter ending September 30, 2022, 0.25% per annum, and (b) thereafter, the applicable percentage per annum set forth below determined by reference to the Total Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Agent pursuant to Section 5.01(i):

Pricing Level	Total Net Leverage Ratio	Applicable Percentage
1	> 4.00:1.00	0.375%
2	> 3.00:1.00 and ≤ 4.00:1.00	0.25%
3	> 2.00:1.00 and ≤ 3.00:1.00	0.20%
4	≤ 2.00:1.00	0.15%

Any increase or decrease in the Applicable Percentage resulting from a change in the Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.01(i); provided, however, that if a Compliance Certificate is not delivered when due in accordance with Section 5.01(i), then Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply). Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Percentage for any period shall be subject to the provisions of Section 2.13(g).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

“Available Amount” of any Letter of Credit issued by an Issuing Bank means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.22(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Law” means any proceeding of the type referred to in Section 6.01(e) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate (the “Prime Rate”);

(b) 1⁄2 of 1% above the Federal Funds Rate; and

(c) Term SOFR for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that if Term SOFR shall be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Term Benchmark shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Term Benchmark, respectively.

“Base Rate Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.07(a)(i).

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Benchmark” means, initially, (a) with respect to amounts denominated in Dollars, Term SOFR, (b) with respect to amounts denominated in Canadian Dollars, the CDO Rate, (c) with respect to amounts denominated in Euros, the EURIBOR Rate, (d) with respect to amounts denominated in Sterling, SONIA, and (e) with respect to amounts denominated in Yen, TONAR; provided that if a replacement of an initial or subsequent Benchmark has occurred pursuant to Section 2.22, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the alternate benchmark rate that has been selected by the Agent and the Company on the Benchmark Replacement Date, giving due consideration to (a) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for syndicated credit facilities; provided, that if the Benchmark Replacement would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.22 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.22.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrowers” means, collectively, the Initial Borrower and the Designated Subsidiaries from time to time.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders.

“Borrowing Minimum” means, (a) in respect of Advances denominated in Dollars, $10,000,000, (b) in respect of Advances denominated in Sterling, £5,000,000, (c) in respect of Advances denominated in Yen, ¥1,000,000,000, (d) in respect of Advances denominated in Canadian Dollars, C$5,000,000 and (e) in respect of Advances denominated in Euros, €5,000,000.

“Borrowing Multiple” means, (a) in respect of Advances denominated in Dollars, $1,000,000, (b) in respect of Advances denominated in Sterling, £1,000,000, (c) in respect of Advances denominated in Yen, ¥100,000,000, (d) in respect of Advances denominated in Canadian Dollars, C$1,000,000 and (e) in respect of Advances denominated in Euros, €1,000,000.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (i) when used in connection with an Advance denominated in Euros, the term “Business Day” shall also exclude any day which is not a TARGET Day, (ii) when used in connection with an Advance denominated in Sterling, the term “Business Day” shall also exclude any day which banks are closed for general business in London, (iii) when used in connection with an Advance denominated in Yen, the term “Business Day” shall also exclude any day which banks are closed for general business in Japan and (iv) when used in connection with an Advance denominated in Canadian Dollars, the term “Business Day” shall also exclude any day which banks are closed for general business in Canada.

“Canadian Dollars” and the “C$” sign each means lawful currency of Canada.

“Cash Collateralize” means, in respect of an obligation, to provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance satisfactory to the Agent and each Issuing Bank (and “Cash Collateralized” has a corresponding meaning).

“Cash Management Agreement” means (a) any agreement to provide cash management services, including treasury, depository, overdraft, card services (including services related to credit cards, including purchasing and commercial cards, prepaid cards, including payroll, stored value and gift cards, merchant services processing and debit cards), automated clearing house transfer, electronic funds transfer and other cash management arrangements and (b) any agreement to provide letters of credit or guarantees of letter of credit, in each case, that do not support Debt for Borrowed Money; provided that, in respect of this clause (b), the Agent has been notified of such letters of credit or guarantees and the Company has designated to the Agent in writing that such letters of credit constitute Secured Cash Management Agreements.

“Cash Management Bank” means any Person that, (a) at the time it enters into a Cash Management Agreement with Holdings or any of its Restricted Subsidiaries, is a Lender, the Agent or a Lead Arranger or an Affiliate of a Lender, the Agent or a Lead Arranger, in its capacity as a party to such Cash Management Agreement, and (b) in the case of any Cash Management Agreement entered into with Holdings or any of its Restricted Subsidiaries prior to, and existing on, the Effective Date, any Person that is, on the Effective Date, a Lender, the Agent or a Lead Arranger or Affiliate of a Lender, the Agent or a Lead Arranger, in its capacity as a party to such Cash Management Agreement.

“CDO Rate” means, with respect to any Term Benchmark Borrowing denominated in Canadian Dollars and for any Interest Period, the CDO Screen Rate two Business Days prior to the commencement of such Interest Period.

“CDO Screen Rate” means on any day for the relevant Interest Period, the annual rate of interest equal to the average rate applicable to Canadian dollar Canadian bankers’ acceptances for the applicable period that appears on the CDOR page of the Thomson Reuters screen (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Agent in its reasonable discretion), rounded to the nearest 1/100th of 1% (with .005% being rounded up), at approximately 10:15 a.m., Toronto, Ontario time, two Business Days prior to the commencement of such Interest Period (as adjusted by the Agent after 10:00 a.m. Toronto, Ontario time to reflect any error in the posted rate of interest or in the posted average annual rate of interest). If the CDO Screen Rate shall be less than the Floor, the CDO Screen Rate shall be deemed to be the Floor for purposes of this Agreement.

“CFC” means a Subsidiary of Holdings that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code.

“CFC Holdco” means any Domestic Subsidiary substantially all of the assets of which consist of the Equity Interests of one or more CFCs.

“Citibank” has the meaning set forth in the introductory paragraph hereto.

“Collateral” means all of the “Collateral” (or similar term) referred to in the Collateral Documents and all of the other property provided as collateral security under the terms of the Collateral Documents.

“Collateral Agreement” means the collateral agreement, dated as of the Effective Date, executed and delivered by the Loan Parties and substantially in the form of Exhibit E.

“Collateral Documents” means, collectively, the Collateral Agreement, any other security agreements, pledge agreements, mortgages, control agreements or other similar agreements delivered to the Agent pursuant to Section 3.01(f)(i) or 5.01(j), including any supplements to any of the foregoing, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Agent for the benefit of the Secured Parties.

“Commitment” means a Revolving Credit Commitment or a Letter of Credit Commitment.

“Commitment Date” has the meaning specified in Section 2.18(b).

“Commitment Increase” has the meaning specified in Section 2.18(a).

“Committed Currencies” means Canadian Dollars, Euros, Sterling and Yen.

“Communications” has the meaning specified in Section 9.02(d)(ii).

“Company” has the meaning set forth in the introductory paragraph hereto.

“Company Information” has the meaning specified in Section 9.08.

“Compliance Certificate” has the meaning specified in Section 5.01(i).

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.11 and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Current Liabilities” means, on any date, the consolidated current liabilities (other than the short-term portion of any long term Debt of Holdings or any Restricted Subsidiary) of Holdings and its Restricted Subsidiaries, as such amounts would appear on a consolidated balance sheet of Holdings prepared as of such date in accordance with GAAP.

“Consolidated EBITDA” means, for any period, the net income (or net loss) (before discontinued operations) of Holdings and its Restricted Subsidiaries, plus the sum of (a) Consolidated Interest Expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, and (e) any losses or expenses from any unusual, extraordinary or otherwise non-recurring items, including but not limited to (i) aggregate foreign exchange losses included in “other expense”, (ii) losses from minority interest and (iii) non-service retirement-related costs, and minus (x) Consolidated Interest Income and (y) the sum of the amounts for such period of any income tax benefits and any income or gains from any unusual, extraordinary or otherwise non-recurring items, including but not limited to (i) aggregate foreign exchange gains included in “other income” and (ii) income from minority interest; in each case determined on a Consolidated basis for Holdings and its Restricted Subsidiaries and in the case of items (a) through (e) and items (x) and (y), to the extent such amounts were included in the calculation of net income. For the purposes of calculating Consolidated EBITDA for any period, if during such period Holdings or any Restricted Subsidiary shall have made an acquisition or a disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such acquisition or disposition, as the case may be, occurred on the first day of such period.

“Consolidated Intangible Assets” means, on any date, the consolidated intangible assets of Holdings and the Restricted Subsidiaries, as such amounts would appear on a consolidated balance sheet of Holdings prepared in accordance with GAAP. As used herein, “intangible assets” means the value (net of any applicable reserves) as shown on such balance sheet of (i) all patents, patent rights, trademarks, trademark registrations, servicemarks, trade names, business names, brand names, copyrights, designs (and all reissues, divisions, continuations and extensions thereof), or any right to any of the foregoing, (ii) goodwill, and (iii) all other intangible assets.

“Consolidated Interest Expense” means, for any period, for Holdings and its Restricted Subsidiaries on a Consolidated basis, interest expense (including equipment financing interest) for such period, determined in accordance with GAAP.

“Consolidated Interest Income” means, for any period, for Holdings and its Restricted Subsidiaries on a Consolidated basis, interest, fees and other income, arising from investments in cash and cash equivalents, included in Consolidated net income for such period, determined in accordance with GAAP.

“Consolidated Net Tangible Assets” means, on any date, the excess of Consolidated Total Assets over the sum of (i) Consolidated Current Liabilities and (ii) Consolidated Intangible Assets.

“Consolidated Total Assets” means, on any date, the consolidated total assets of Holdings and the Restricted Subsidiaries, as such amounts would appear on a consolidated balance sheet Holdings prepared as of such date in accordance with GAAP.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.09.

“Daily Simple RFR” means, for any day (an “RFR Rate Day”), a rate per annum equal to, for any obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to:

(a) Sterling, the greater of (a) SONIA for the day (such day “i”) that is five RFR Business Days prior to (i) if such RFR Rate Day is an RFR Business Day, such RFR Rate Day or (ii) if such RFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Rate Day, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website, and (b) the Floor. If by 5:00 pm (local time for the applicable RFR) on the second RFR Business Day immediately following any day “i”, the RFR in respect of such day “i” has not been published on the applicable SONIA Administrator’s Website and a Benchmark Replacement Date with respect to the applicable Daily Simple RFR has not occurred, then the RFR for such day “i” will be the RFR as published in respect of the first preceding RFR Business Day for which such RFR was published on the SONIA Administrator’s Website; provided that any RFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple RFR for no more than three (3) consecutive RFR Rate Days. Any change in Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Company; and

(b) Yen, the greater of (i) TONAR for the day (such day, “i”) that is five RFR Business Days prior to (i) if such RFR Rate Day is an RFR Business Day, such RFR Rate Day or (ii) if such RFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Rate Day, in each case, as such TONAR is published by the TONAR Administrator on the TONAR Administrator’s Website and (b) the Floor. If by 5:00 p.m. (local time for the applicable RFR) on the second RFR Business Day immediately following any day “i”, the RFR in respect of such day “i” has not been published on the applicable TONAR Administrator’s Website and a Benchmark Replacement Date with respect to the applicable Daily Simple RFR has not occurred, then the RFR for such day “i” will be the RFR as published in respect of the first preceding RFR Business Day for which such RFR was published on the TONAR Administrator’s Website; provided that any RFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple RFR for no more than three (3) consecutive RFR Rate Days. Any change in Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Company.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day “i”) that is five U.S. Government Securities Business Days prior to (A) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (B) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website and (b) the Floor. If by 5:00 pm (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any day “i”, the SOFR in respect of such day “i” has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then the SOFR for such day “i” will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Company.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement (other than under any such agreement which constitutes or creates an account payable in the ordinary course of business) with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of bankers’

acceptances, letters of credit or similar bank Guarantees (other than bankers’ acceptances, letters of credit or similar bank Guarantees issued in support of trade), (g) all Debt of others referred to in clauses (a) through (f) above or clause (h) below (collectively, “Guaranteed Debt”) Guaranteed directly or indirectly in any manner by such Person, or in effect Guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, with the primary intent and purpose of such Person being to enable the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), with the primary intent and purpose of such Person being to enable the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss, or (4) where the primary intent and purpose of such Person is to otherwise assure a creditor against loss (but, in each case, only to the extent so assured or Guaranteed), and (h) all Debt referred to in clauses (a) through (g) above (including Guaranteed Debt) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Debt for Borrowed Money” means all items that, in accordance with GAAP, would be classified as debt on Holdings’ Consolidated balance sheet; provided, that notwithstanding the treatment thereof under GAAP, (a) “Debt for Borrowed Money” shall exclude (without duplication) $500,000,000 on account of debt previously incurred, the proceeds of which are used to reduce and/or fund pension liabilities of Holdings and its Restricted Subsidiaries for purposes of Section 5.03(a), and (b) “Debt for Borrowed Money” shall include any Qualified Receivables Transaction and Third-Party Vendor Financing Programs.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any Event of Default or any event that, unless cured or waived, would constitute an Event of Default but for the requirement hereunder that notice be given or time elapse or both.

“Defaulting Lender” means at any time, subject to Section 2.20(d), (i) any Lender that has failed for two or more Business Days to comply with its obligations under this Agreement to make an Advance, make a payment to an Issuing Bank in respect of drawing under a Letter of Credit or make any other payment due hereunder (each, a “funding obligation”), unless such Lender has notified the Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) any Lender that has notified the Agent, the Company or an Issuing Bank in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, unless such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (iii) any Lender that has defaulted on its funding obligations under other loan agreements or credit agreements generally under which it has commitments to extend credit or that has notified, or whose Parent Company has notified, the Agent or the Company in writing, or has stated publicly, that it does not intend to comply with its funding obligations under loan agreements or credit agreements generally, (iv) any Lender that has, for three or more Business Days after written request of the Agent or the Company, failed to confirm in writing to the Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Agent’s and the Company’s receipt of such written confirmation), or (v) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company; provided that a Lender Insolvency Event shall not be deemed to occur with respect to a Lender or its Parent Company solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Parent Company by a Governmental Authority or instrumentality thereof where such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.20(d)) upon notification of such determination by the Agent to the Company, the Issuing Banks and the Lenders.

“Default Interest” has the meaning specified in Section 2.07(b).

“Designated Non-Cash Consideration” means the fair market value (as determined by the Company in good faith) of non-cash consideration received by Holdings or any Restricted Subsidiary in connection with a Disposition pursuant to Section 5.02(e) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer setting forth the basis of such valuation (which amount will be reduced by the amount of cash or cash equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to cash or cash equivalents).

“Designated Subsidiary” means any direct or indirect Wholly-Owned Subsidiary of the Initial Borrower designated for borrowing privileges under this Agreement pursuant to Section 9.09.

“Designation Agreement” means, with respect to any Designated Subsidiary, an agreement substantially in the form of Exhibit D hereto signed by such Designated Subsidiary and the Company.

“Disclosed Matter” shall mean the existence or occurrence of any matter which has been disclosed either in writing by the Company to the Agent and the Lenders or in any filing made by Holdings with the SEC, in each case prior to the Effective Date.

“Disposition” or “Dispose” means the sale, consignment, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including (x) any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and (y) any issuance of Equity Interests by any Subsidiary of such Person.

“Disqualified Equity Securities” means that portion of any Equity Interest (other than such Equity Interest that is solely redeemable, or at the election of Holdings or the Company (not subject to any condition), may be redeemed, with Qualified Equity Securities) which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the latest Termination Date of any Lender.

“Dollars” and the “$” sign each means lawful currency of the United States of America.

“Domestic Subsidiary” means a Subsidiary of Holdings organized under the laws of a jurisdiction inside the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.07(b)(iii)).

“Embargoed Property” means any property (a) in which a Sanctioned Person holds an interest; (b) beneficially owned, directly or indirectly, by a Sanctioned Person; (c) that is due to or from a Sanctioned Person; (d) that is located in a Sanctioned Country; or (e) that would otherwise cause any actual or possible violation by the Lenders or Agent of any applicable Anti-Terrorism Law if the Lenders were to obtain an encumbrance on, lien on, pledge of or security interest in such property, or provide services in consideration of such property.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Engagement Letter” means the engagement letter dated June 10, 2022 between the Initial Borrower and the Lead Arrangers.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial interpretation relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means (a) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person or (b) any warrants, options or other rights to acquire such shares or interests.

“Equivalent” in Dollars of any Committed Currency, or in any Committed Currency of Dollars, on any date, means the applicable rate quoted as the Historical Currency Exchange Rate on the day immediately prior to such date of determination, as determined by OANDA Corporation and made available on its website at http://www.oanda/convert/fxhistory or as determined by an Issuing Bank, as applicable, through its principal foreign exchange trading office at approximately 11:00 a.m. local time on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that if such rate is not available for any reason, the Agent may use any reasonable method it deems appropriate to determine such exchange rate, and such determination shall be conclusive absent manifest error.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Company’s controlled group, or under common control with the Company, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Company or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Company or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (g) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“Erroneous Payment” has the meaning specified in Section 8.11(a).

“Erroneous Payment Deficiency Assignment” has the meaning specified in Section 8.11(d).

“Erroneous Payment Impacted Class” has the meaning specified in Section 8.11(d).

“Erroneous Payment Return Deficiency” has the meaning specified in Section 8.11(d).

“Erroneous Payment Subrogation Rights” has the meaning specified in Section 8.11(d).

“Escrow Subsidiary” means a Wholly-Owned Subsidiary (i) created by Holdings or any Subsidiary for the sole purpose of issuing debt securities the net proceeds of which must be deposited into a secured escrow account of such Subsidiary pending consummation of a permitted acquisition and which debt securities must be redeemed if such permitted acquisition is not consummated, (ii) engaged in no activities other than those incidental to the issuance of such debt securities, (iii) owning no assets other than amounts that have been deposited into such secured escrow account and (iv) which has been designated as an Escrow Subsidiary by Holdings’ board of directors as evidenced by a filing with the Agent of (1) a board resolution of Holdings giving effect to such designation and (2) an officers’ certificate certifying that such designation, and the transactions in which such Subsidiary will engage (including the terms of the debt securities issued by such Subsidiary), comply with the requirements of this definition; provided that if at any time (x) such Subsidiary ceases to comply with the requirements of this definition or (y) the debt securities become Guaranteed by (or secured by assets of) any Person other than such Subsidiary, such designated Subsidiary shall no longer constitute an Escrow Subsidiary under this Agreement.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate, two TARGET Days prior to the commencement of such Interest Period.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Company. If the EURIBOR Screen Rate shall be less than the Floor, the EURIBOR Screen Rate shall be deemed to be the Floor for purposes of this Agreement.

“Euro” and the “€” sign each means the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the EMU Legislation.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Assets” has the meaning specified in the Collateral Agreement.

“Excluded Subsidiary” means (a) any Foreign Subsidiary, or any direct or indirect Subsidiary of any Foreign Subsidiary, (b) any Finance SPE, (c) any Escrow Subsidiary, (d) any Immaterial Subsidiary, (e) any Unrestricted Subsidiary, (f) any CFC Holdco, (g) any not-for-profit Subsidiary, (h) any Restricted Subsidiary that (x) is prohibited by (A) any Requirement of Law or (B) any contractual obligation (other than any contractual obligation in favor of Holdings or any of its Subsidiaries) from providing a Guarantee (provided that in the case of the foregoing clause (B), such contractual obligation exists on the Closing Date or at the time such Restricted Subsidiary becomes a Subsidiary and shall not have been entered into in contemplation of such Restricted Subsidiary becoming a Subsidiary) or (y) would require a governmental consent, approval, license or authorization (including any regulatory consent, approval, license or authorization) to provide a Guarantee or other third party (other than a Restricted Subsidiary) consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), (i) any other Restricted Subsidiary with respect to which, in the reasonable judgment of the Agent and the Company, the burden or cost of providing a Guarantee (including any adverse tax consequences) outweighs the benefits afforded thereby or (j) any Subsidiary that is not a Wholly-Owned Subsidiary; provided, that no Subsidiary shall become an Excluded Subsidiary solely as a result of the relevant Subsidiary ceasing to be a Wholly-Owned Subsidiary if the related transaction is entered into for the primary purpose of evading the collateral and guarantee requirements hereunder and/or with an Affiliate of the Company and no other justifiable business purpose.

“Excluded Taxes” means, with respect to any Lender and the Agent, or any other recipient of a payment made by or on account of any obligation of any Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income (however denominated), or taxes imposed in lieu of such income or franchise taxes, by the United States, or by the jurisdiction under the laws of which such Lender, such Lender’s Applicable Lending Office or the Agent (as the case may be) is organized or any political subdivision thereof, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (a), (c)

in the case of a Lender organized under the laws of a jurisdiction outside the United States, any withholding tax imposed on any such payment by the United States to the extent that it is determined on the basis of laws in effect and tax rates applicable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new Applicable Lending Office) or is attributable to such Lender’s failure to comply with Section 2.14(e), except to the extent that such Lender, or its assignor, if any, was entitled, at the time of designation of a new Applicable Lending Office or assignment, as applicable, to receive additional amounts from any Borrower with respect to such withholding tax pursuant to Section 2.14(a) (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on such a Lender as a result of a change in law or regulation or interpretation thereof occurring after the time such Lender became a party to this Agreement shall not be an Excluded Tax) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of August 9, 2017 (as amended by Amendment No. 1 thereto, dated as of February 15, 2018, Amendment No. 2 thereto, dated as of July 31, 2019, Amendment No. 3 thereto, dated as of July 31, 2020 and Amendment No. 4 thereto, dated as of March 24, 2022), by and among the Initial Borrower, Holdings, the lenders party thereto and Citibank, N.A., as administrative agent.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it; provided that if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Finance SPE” means (a) any Receivables SPE and (b) any Subsidiary that (i) is a special purpose financing vehicle, (ii) was created solely for the purpose of facilitating the incurrences of Debt or issuances of Equity Interests by Holdings or any Subsidiary, (iii) has no business other than the facilitation of such incurrence or issuance and activities incidental thereto and (iv) is capitalized with an amount not materially more than the cash proceeds received by such Finance SPE from such transaction.

“Financial Officer” means the chief financial officer or treasurer of Holdings or the Company.

“Flood Laws” means the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) (collectively with amendments and successor acts thereto, including without limitation the Biggert-Waters Flood Insurance Reform Act of 2012) and the rules, regulations and guidance promulgated with respect thereto.

“Floor” means a rate of interest equal to 0.00% per annum.

“Foreign Jurisdiction” has the meaning specified in Section 2.14(g).

“Foreign Subsidiary” means a Subsidiary organized under the laws of a jurisdiction outside the United States.

“Free Cash Flow” means, for any applicable fiscal year of Holdings and its Restricted Subsidiaries, (x) operating cash flow less (y) capital expenditures, in each case, as reported by Holdings as an individual line item on the cash flow statement in its Form 10-K that Holdings filed with the SEC for the immediately prior Free Cash Flow Period.

“Free Cash Flow Period” means each fiscal year of Holdings commencing with and including the fiscal year ending December 31, 2022, but in all cases for purposes of calculating Free Cash Flow shall only include such fiscal years for which financial statements and the related Compliance Certificate have been delivered pursuant to Section 5.01(i).

“Fronting Exposure” means, at any time there is a Defaulting Lender and with respect to any Issuing Bank, such Defaulting Lender’s Ratable Share of the L/C Obligations with respect to Letters of Credit issued by such Issuing Bank, other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Debt). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, Holdings and the Subsidiary Guarantors.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any applicable Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into a Swap Contract permitted hereunder, is a Lender, the Agent or a Lead Arranger or an Affiliate of a Lender, the Agent or a Lead Arranger in its capacity as a party to such Swap Contract.

“Holdings” has the meaning set forth in the introductory paragraph hereto.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary that, (a) as of the last date of the most recent fiscal quarter of Holdings for which financial statements have been delivered, accounts for less than 5.0% of the Consolidated Total Assets of Holdings and its Restricted Subsidiaries on a Consolidated basis, as measured as of the last day of the most recent fiscal quarter of Holdings for which financial statements have been delivered and (b) does not, directly or indirectly, hold Equity Interests in any Subsidiary that is not an Immaterial Subsidiary as of such date; provided that if, as of the last date of the most recent fiscal quarter of Holdings for which financial statements have been delivered, the aggregate amount of Consolidated Total Assets attributable to all Restricted Subsidiaries that are Immaterial Subsidiaries exceeds 10.0% of the Consolidated Total Assets of Holdings and its Restricted Subsidiaries on a Consolidated basis, then a sufficient number of Subsidiaries which are not Excluded Subsidiaries shall be designated by Holdings (or, in the event Holdings has failed to do so within 20 days, the Agent) to eliminate such excess, and such designated Subsidiaries shall no longer constitute Immaterial Subsidiaries under this Agreement, provided, however, that any change in a Person’s status as an Immaterial Subsidiary shall become effective as of the date of delivery of the financial statements for such fiscal quarter (or, in the case of the last fiscal quarter of a fiscal year, such fiscal year) pursuant to Section 5.01(i).

“Increase Date” has the meaning specified in Section 2.18(a).

“Increasing Lender” has the meaning specified in Section 2.18(b).

“Incremental Increase Amendment” has the meaning specified in Section 2.18(d)(ii).

“Incremental Lender” has the meaning specified in Section 2.18(b).

“Indemnified Costs” has the meaning specified in Section 8.05.

“Indemnified Party” has the meaning specified in Section 9.04(b).

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Initial Borrower” has the meaning set forth in the introductory paragraph hereto.

“Initial GAAP” has the meaning specified in Section 1.03.

“Initial Issuing Bank” means each Initial Lender with a Dollar amount set forth opposite such Initial Lender’s name on Schedule I hereto under the caption “Letter of Credit Commitment”.

“Initial Lender” means each Lender set forth on Schedule I hereto.

“Interest Coverage Ratio” means, with respect to any Measurement Period, the ratio of (a) Consolidated EBITDA for the most recently completed Measurement Period to (b) Consolidated Interest Expense for the most recently completed Measurement Period, in each case, for Holdings and its Restricted Subsidiaries, calculated on a pro forma basis.

“Interest Payment Date” means (a) with respect to any Base Rate Advance, the last day of each March, June, September and December, (b) with respect to any Term Benchmark Advance, the last day of the Interest Period applicable to the Borrowing of which such Advance is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any RFR Advance, each date that is on the numerically corresponding day in each calendar month that is three months after the date of the Borrowing of which such Advance is a part; provided that, with respect to any such RFR Advance, (i) if any such date would be a day other than a Business Day, such date shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such date shall be the next preceding Business Day and (ii) the Interest Payment Date with respect to any Borrowing that occurs on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in any applicable calendar month) shall be the last Business Day of any such succeeding applicable calendar month.

“Interest Period” means, as to any Borrowing of Term Benchmark Advances, the period commencing on the date of such Advance and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability thereof), as specified in the applicable Notice of Borrowing; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Termination Date and (iv) no tenor that has been removed from this definition pursuant to Section 2.22(d) shall be available for specification in such Notice of Borrowing. For purposes hereof, the date of an Advance initially shall be the date on which such Advance is made and thereafter shall be the effective date of the most recent conversion or continuation of such Advance.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) the purchase or other acquisition of assets of another Person if such assets constitute a business, division or operating unit (other than purchases or other acquisitions of inventory, materials, supplies and/or equipment in the ordinary course of business), (c) a loan, advance or capital contribution to, Guarantee or assumption of Debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (d) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.

“IP Company” has the meaning specified in Section 5.02(i).

“IP Rights” has the meaning specified in Section 4.01(o).

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“issuance” or “issue” with respect to any Letter of Credit means and includes the issuance, amendment, renewal or extension of such Letter of Credit.

“Issuing Bank” means an Initial Issuing Bank or any Eligible Assignee to which a portion of the Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07 or any other Lender that agrees with the Company that it shall be an Issuing Bank so long as such Eligible Assignee or Lender expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Letter of Credit Commitment, for so long as such Initial Issuing Bank, Eligible Assignee or Lender, as the case may be, shall have a Letter of Credit Commitment.

“L/C Cash Deposit Account” means an interest bearing cash deposit account to be established and maintained by the Agent, over which the Agent shall have sole dominion and control, upon terms as may be satisfactory to the Agent.

“L/C Obligations” means, as of any date, the aggregate Available Amount of outstanding Letters of Credit and Advances made by an Issuing Bank in accordance with Section 2.03(c) that have not been funded by the Lenders and, in the case of any Letters of Credit denominated in any Committed Currency, shall be the Equivalent in Dollars of such amount, determined as of the third Business Day prior to such date. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Related Documents” has the meaning specified in Section 2.06(b)(i).

“Lead Arrangers” means Citibank, N.A., Mizuho Bank, Ltd., Crédit Agricole Corporate and Investment Bank, Truist Securities, Inc. and The Bank of Nova Scotia, each in its respective capacity as a joint lead arranger and joint bookrunner.

“Lease” means any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lender Insolvency Event” means that (a) a Lender or its Parent Company is adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment or (c) such Lender or its Parent Company has become the subject of a Bail-In Action.

“Lender Presentation” means the lender presentation dated June 2022 used by the Lead Arrangers in connection with the syndication of the Commitments.

“Lenders” means each Initial Lender, each Issuing Bank, each Incremental Lender that shall become a party hereto pursuant to Section 2.18 and each Person that shall become a party hereto pursuant to Section 9.07.

“Letter of Credit” has the meaning specified in Section 2.01(b).

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of Holdings, the Company or specified Restricted Subsidiaries in (a) on the Effective Date, the Dollar amount set forth opposite the Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or (b) if such Initial Issuing Bank has entered into one or more Assignment and Assumptions and for each other Issuing Bank, the Dollar amount set forth for such Issuing Bank in the Register maintained by the Agent pursuant to Section 9.07(c) as such Issuing Bank’s “Letter of Credit Commitment”, in each case as such amount may be reduced prior to such time pursuant to Section 2.05.

“Letter of Credit Facility” means, at any time, an amount equal to the least of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time, (b) $150,000,000 and (c) the aggregate amount of the Revolving Credit Commitments, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to Real Property.

“Loan Documents” means this Agreement, including without limitation, schedules and exhibits hereto, the Collateral Documents, and any agreements entered into by any Loan Party with or in favor of the Agent and/or the Lenders in connection with this Agreement, including the Agency Fee Letter and any promissory notes delivered pursuant to Section 2.16 and any amendments, modifications or supplements thereto or waivers thereof.

“Loan Parties” means, collectively, the Borrowers and the Guarantors.

“Material Adverse Change” means any material adverse change in the business, assets, operations or condition (financial or otherwise) of Holdings and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition (financial or otherwise) of Holdings and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any Note or (c) the ability of any Borrower to perform its monetary obligations under this Agreement or any Note.

“Material Real Property” means any parcel of Real Property in the United States now or hereafter owned in fee by any Loan Party that is not located in a designated “flood hazard area” in any flood insurance rate map published by the Federal Emergency Management Agency (or any successor agency) and together with any improvements thereon, individually has a fair market value of at least $5,000,000 as reasonably estimated by the Company in good faith; provided, however, that one or more parcels owned in fee by a Loan Party and located adjacent to, contiguous with or in close proximity to such other parcels and comprising one property may, in the reasonable discretion of the Agent, be deemed to be one parcel for the purposes of this definition.

“Material Subsidiary” means any Subsidiary that is not an Immaterial Subsidiary.

“Maximum Rate” has the meaning specified in Section 9.21.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of Holdings for which financial statements have been delivered pursuant to Section 5.01(i).

“Mortgage” means an agreement, including, but not limited to, a fee mortgage, deed of trust, deeds to secure debt, assignment of rents and leases or any other document, creating and evidencing a Lien on a Mortgaged Property and delivered pursuant to Section 5.01(l), as may be amended, modified, supplemented, extended and/or consolidated from time to time, which shall be in form reasonably satisfactory to the Agent, with such schedules and including such provisions as shall be necessary to conform such document to applicable local law or as shall be customary under applicable local law.

“Mortgaged Property” means each Material Real Property that is subject to a Mortgage.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and at least one Person other than the Company and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Debt for Borrowed Money” means, as of any date, Debt for Borrowed Money minus the lesser of (a) Unrestricted Cash as of such date and (b) $1,000,000,000.

“Non-Approving Lender” has the meaning specified in Section 2.21(b).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Recourse Debt” means Debt:

(a) as to which neither Holdings nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Debt), or (ii) is directly or indirectly liable as a guarantor or otherwise; and

(b) default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would not permit upon notice, lapse of time or both any holder of any other Debt (other than the Obligations) of Holdings or any of its Restricted Subsidiaries to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Note” means a promissory note of any Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Advances made by such Lender to such Borrower.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants, duties and Erroneous Payment Subrogation Rights of, any Loan Party arising under any Loan Document or otherwise with respect to any Advance, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Notwithstanding the foregoing, Obligations of any Guarantor shall in no event include any Excluded Swap Obligations (as defined in the Collateral Agreement) of such Guarantor.

“Other Taxes” has the meaning specified in Section 2.14(b).

“PARC” means Palo Alto Research Center, Inc., a Delaware corporation.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, or if such Lender does not have a bank holding company, then any corporation, association, partnership or other business entity owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” has the meaning specified in Section 9.07(d).

“Participant Register” has the meaning specified in Section 9.07(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“Payment Office” means, for any Committed Currency, such office of Citibank as shall be from time to time selected by the Agent and notified by the Agent to the Company and the Lenders.

“Payment Recipient” has the meaning assigned to such term in Section 8.11(a).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Perfection Certificate” means a perfection certificate substantially in the form of Exhibit G hereto duly executed and delivered by the Grantors (as defined in the Collateral Agreement) (a) on the date hereof or (b) after the date hereof pursuant to the terms of this Agreement and the Collateral Agreement.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Liens” means: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law, such as warehouseman’s, landlord’s, materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business; (c) pledges or deposits and other Liens arising or otherwise to secure obligations under workers’ compensation, unemployment insurance and other social security laws or regulations or similar legislation or to secure public or statutory obligations or to secure payments of workers’ compensation or unemployment insurance; (d) easements, rights of way, restrictions, encroachments and other encumbrances on title to Real Property and minor title defects that do no individually or in the aggregate materially interfere with the ordinary course of the business of the applicable Loan Parties; (e) deposits or other Liens to secure the performance of bids, contracts (other than for Debt), leases, statutory obligations, performance bonds and other obligations of a like nature incurred in the ordinary course of business, or to secure surety and appeal bonds and other obligations of a like nature; (f) liens arising from judgments or awards not otherwise constituting an Event of Default; (g) security given in the ordinary course of business consistent with past practice to any public utility or Governmental Authority or in favor of a prime contractor under a government contract in connection with the operation of the business, other than security for borrowed money; (h) the filing of a precautionary financing statement (or similar filing) in connection with an operating lease or consignment; and (i) deposits securing letters of credit or similar instruments issued in support of any obligation referred to in clauses (a) through (i) above.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Debt of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Debt so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder (and, for the avoidance of doubt, if such principal amount (or accreted value, if applicable) is exceeded, such excess amount is otherwise permitted to be incurred hereunder), (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Debt being modified, refinanced, refunded, renewed or extended, (c) at the time thereof, no Event of Default shall have occurred and be continuing, (d) if such Debt being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Debt being modified, refinanced, refunded, renewed or extended, (e) if such Debt being modified, refinanced, refunded, renewed or extended is secured, the terms and conditions relating to collateral of any such modified, refinanced, refunded, renewed or extended indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions with respect to the collateral for the Debt being modified, refinanced, refunded, renewed or extended, taken as a whole, and the Liens on any Collateral securing any such modified, refinanced, refunded, renewed or extended Debt shall have the same (or lesser) priority relative to the Liens on the Collateral securing the Obligations and, if secured by the Collateral, the holders of such Debt or a representative thereof shall be or become a party to an intercreditor agreement that is reasonably acceptable to the Agent, (f) if such Debt being modified, refinanced, refunded, renewed or extended was unsecured, such modification, refinancing, refunding, renewal or extension shall also be unsecured and (g) such modification, refinancing, refunding, renewal or extension is incurred by one or more Persons who is an obligor of the Debt being modified, refinanced, refunded, renewed or extended.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Platform” has the meaning specified in Section 9.02(d)(i).

“Primary Currency” has the meaning specified in Section 9.12(c).

“Proceeding” has the meaning specified in Section 9.04(b).

“Protected Party” has the meaning specified in Section 9.04(d).

“Protesting Lender” has the meaning specified in Section 9.09(a).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Equity Securities” means any Equity Interest that is not Disqualified Equity Securities.

“Qualified Receivables Transaction” means any transaction or arrangement or series of transactions or arrangements entered into by Holdings or any of its Subsidiaries in order to monetize or otherwise finance, or as a result of which it may receive earlier than otherwise due amounts that will become receivable or be earned in the future in respect of, a discrete pool (which may be fixed or revolving) of Receivables, leases or other financial assets including financing contracts and any transaction or arrangement that is not a sale or transfer but pursuant to and by virtue of which a Person succeeds to, and becomes entitled to, the rights under or in respect of such Receivables, leases or other financial assets (in each case whether now existing or arising in the future), and which may include a Lien on (a) Receivables, (b) deposit or other accounts (and the funds or investments from time to time credited thereto) established in connection with a Qualified Receivables Transaction to secure obligations of Holdings or any Subsidiary arising in connection with or otherwise related to such transaction, (c) any promissory note issued by Holdings or any Subsidiary evidencing the repayment of amounts directly or indirectly distributed to Holdings or any Subsidiary from any such accounts and (d) any assets of or Equity Interests in each and any Receivables SPE used to facilitate such transaction.

“Ratable Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Revolving Credit Commitments at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the aggregate amount of all Revolving Credit Commitments as in effect immediately prior to such termination).

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in Real Property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables” means “accounts” (as such term is defined in the Uniform Commercial Code as in effect from time to time in the State of New York (or, if by reason of mandatory provisions of law, the Uniform Commercial Code as in effect in a jurisdiction other than New York) or the Personal Property Security Act in effect in each of the provinces or territories in Canada (other than Quebec) to the extent applicable, including the proceeds of inventory to the extent it also constitutes an account), “claims” as such term is defined in the Civil Code of Quebec to the extent applicable, book debts and any other existing or hereafter arising accounts receivable, Lease receivables, finance receivables, service receivables and supply receivables and any property or assets (including equipment, inventory, software, leases and servicing contracts) related thereto.

“Receivables SPE” means a Subsidiary that is a special purpose entity that (a) borrows against Receivables or purchases, leases or otherwise acquires Receivables or sells, disposes, assigns, leases, conveys or otherwise transfers Receivables to one or more third party purchasers or another Receivables SPE in connection with a Qualified Receivables Transaction, (b) engages in other activities that are necessary or desirable to effectuate the activities described in the definitions of Qualified Receivables Transaction or Third-Party Vendor Financing Program or (c) is established or then used solely for the purpose of, and has no business other than, owning a Receivables SPE, servicing Receivables owned by a Receivables SPE, owning or holding title to the property or assets giving rise to such Receivables or any activities incidental thereto (including those described in the definitions of Qualified Receivables Transaction or Third-Party Vendor Financing Program); provided, that a Receivables SPE shall not be required to be a special purpose entity if it is a Foreign Subsidiary.

“Refinancing” has the meaning specified in Section 3.01(c).

“Register” has the meaning specified in Section 9.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Dollars, the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto and (b) with respect to a Benchmark Replacement in respect of any Committed Currency, (1) the central bank for the currency in which such amounts are denominated hereunder or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the currency in which such amounts are denominated, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Removal Effective Date” has the meaning specified in Section 8.07(b).

“Required Lenders” means at any time Lenders owed at least a majority in interest of the then aggregate unpaid principal amount (based on the Equivalent in Dollars at such time) of the Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least a majority in interest of the Revolving Credit Commitments; provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the Revolving Credit Commitments of such Lender at such time.

“Resignation Effective Date” has the meaning specified in Section 8.07(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officers” means the chief executive officer, any Financial Officer, the controller and the general counsel of Holdings or the Company.

“Restricted Payment” means any dividend, other distribution or other payment (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s shareholders, partners or members (or the equivalent of any thereof) or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“Revolving Credit Commitment” means, as to any Lender, (a) the Dollar amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Revolving Credit Commitment”, (b) if such Lender has become a Lender hereunder pursuant to an Incremental Increase Amendment, the Dollar amount set forth in such Incremental Increase Amendment or (c) if such Lender has entered into an Assignment and Assumption, the Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(c), as such amount may be reduced pursuant to Section 2.05 or increased pursuant to Section 2.18. As of the Effective Date, the aggregate amount of the Revolving Credit Commitments is $500,000,000, as set forth on Schedule I.

“RFR” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to (a) Dollars, Daily Simple SOFR, (b) Sterling, SONIA, and (c) Yen, TONAR.

“RFR Advance” means an Advance that bears interest as provided in Section 2.07(a)(iii).

“RFR Business Day” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London and (b) Yen, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in Tokyo.

“RFR Rate Day” has the meaning assigned to such term in the definition of “Daily Simple RFR”.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any Sanctions (including, but not limited to, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or any EU member state or Her Majesty’s Treasury of the United Kingdom.

“SEC” means Securities and Exchange Commission.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between Holdings or any of its Restricted Subsidiaries and any Cash Management Bank.

“Secured Hedge Agreement” means any interest rate, currency or commodity Swap Contract permitted under this Agreement that is entered into by and between Holdings or any of its Restricted Subsidiaries and any Hedge Bank.

“Secured Parties” means, collectively, the Agent, the Lenders, the Issuing Banks, with respect to any Secured Cash Management Agreement, the Cash Management Banks, with respect to any Secured Hedge Agreement, the Hedge Banks, each co-agent or sub-agent appointed by the Agent from time to time pursuant to Section 8.06, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and no Person other than the Company and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SONIA” means, with respect to any RFR Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding RFR Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Sterling” and the “£” sign each means lawful currency of the United Kingdom.

“Sub-Agent” means Citibank International plc.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, or other business entity of which (or in which) (a) more than 50% of the issued and outstanding capital stock, securities or other ownership interests having ordinary voting power or (b) in the case of a partnership, more than 50% of the partnership interests, are, in each case, at the time directly or indirectly owned or Controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiary Guarantors” means, collectively, each existing and future direct or indirect Subsidiary of Holdings (other than the Initial Borrower and any Excluded Subsidiary) that is a party (whether originally or by the execution of a joinder) to the Collateral Agreement.

“Survey” means a survey of any Mortgaged Property (and all improvements thereon) which is:

(a) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located;

(b) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property;

(c) certified by the surveyor (in a manner reasonably acceptable to the Agent) to the Agent and the Title Company;

(d) complying in all material respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey;

(e) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by Section 5.01(l); or

(f) otherwise reasonably acceptable to the Agent.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement relating to a transaction described in clause (a) (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto.

“Term Benchmark” when used in reference to any Advance, refers to whether such Advance is bearing interest at a rate determined by reference to Term SOFR, the EURIBOR Rate or the CDO Rate.

“Term Benchmark Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Term SOFR” means,

(a) for any calculation with respect to a Term SOFR Advance, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Base Rate Advance on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” means the earlier of (a) July 7, 2024, (b) the date of termination in whole of the Commitments pursuant to Section 2.05(a) or 6.01 or (c) as to any Lender who becomes a Defaulting Lender, the date of termination of such Defaulting Lender’s Commitments pursuant to Section 2.05(b); provided, that if on the date that is 91 days prior to the final scheduled maturity date of the Company’s 2023 Senior Notes (the “Springing Maturity Date”), the outstanding aggregate principal amount of the 2023 Senior Notes exceeds $300,000,000, then the Commitments shall terminate and any Advances will mature on the Springing Maturity Date.

“Third-Party Vendor Financing Program” means each and any arrangement by Holdings or any Subsidiary of third-party vendor financing directly or indirectly for customers of Holdings and its Subsidiaries, including (a) the sale of a financing business, (b) sales, dispositions, assignments, leases, licenses, conveyances or other transfers of all or any portion of the business of, and assets relating to the business of, providing billing, collection and other services in respect of finance, lease and other Receivables, (c) Qualified Receivables Transactions and (d) other arrangements for the indirect financing of Receivables wherein a third-party financier makes loans to Subsidiaries that are Finance SPEs in respect of Receivables generated by Holdings and its Subsidiaries, whether generated prior to or during such arrangements and whether the relevant transaction is treated as on or off Holdings’ Consolidated balance sheet.

“Title Company” means Fidelity National Title Insurance Company or any other title insurance company as shall be retained by the Company and reasonably acceptable to the Agent.

“Title Policy” shall have the meaning assigned to such term in Section 5.01(l).

“TONAR” means a rate equal to the Tokyo Overnight Average Rate as administered by the TONAR Administrator.

“TONAR Administrator” means the Bank of Japan (or any successor administrator of the Tokyo Overnight Average Rate).

“TONAR Administrator’s Website” means the Bank of Japan’s website, currently at http://www.boj.or.jp, or any successor source for the Tokyo Overnight Average Rate identified as such by the TONAR Administrator from time to time.

“Total Net Leverage Ratio” means, with respect to any Measurement Period, the ratio of (a) Net Debt for Borrowed Money as of the last day of such Measurement Period to (b) Consolidated EBITDA for the most recently completed Measurement Period, in each case, for Holdings and its Restricted Subsidiaries, calculated on a pro forma basis.

“Type”, when used in reference to any Advance, refers to whether the rate of interest on such Advance is determined by reference to any (a) Base Rate, (b) Term Benchmark or (c) RFR.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unissued Letter of Credit Commitment” means, with respect to any Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of any Borrower or its specified Restricted Subsidiaries in an amount equal to the excess of (a) the amount of its Letter of Credit Commitment over (b) the aggregate Available Amount of all Letters of Credit issued by such Issuing Bank.

“Unrestricted Cash” means, as of any date, the aggregate amount of unrestricted cash and cash equivalents owned by Holdings or any of its Restricted Subsidiaries as of such date and not subject to any Lien in favor of any creditor of Holdings or any of its Restricted Subsidiaries.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Company as an Unrestricted Subsidiary in accordance with Section 5.01(l), but only to the extent that such Subsidiary:

(a) has no Debt other than (i) Non-Recourse Debt and (ii) any other Debt that, if deemed incurred by a Restricted Subsidiary that is not a Loan Party as of the date of designation, would be permitted to be incurred pursuant to Section 5.02(c)(xiii); and

(b) is not party to any agreement, contract, arrangement or understanding with any Loan Party unless the terms of any such agreement, contract, arrangement or understanding are (i) no less favorable to such Loan Party than those that might be obtained at the time from Persons who are not Affiliates of the Company and (ii) the portion of such terms that do not satisfy the preceding clause (i) would, if deemed to be a Disposition, would be permitted pursuant to Section 5.02(e)(xvi).

“Unused Commitment” means, with respect to each Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Advances made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Ratable Share of (A) the aggregate Available Amount of all the Letters of Credit outstanding at such time and (B) the aggregate principal amount of all Advances made by each Issuing Bank pursuant to Section 2.03(c) that have not been ratably funded by such Lender and outstanding at such time.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Weighted Average Life to Maturity” means, when applied to any Debt at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Debt; provided that for purposes of determining the Weighted Average Life to Maturity of any Debt that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Debt”), the effect of any prepayments made on such Applicable Debt prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Wholly-Owned Subsidiary” means, at any time, any Restricted Subsidiary of Holdings in which more than 80% (90% in the case of PARC) of the Equity Interest is at such time directly or indirectly owned by Holdings.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“XFS” means Xerox Financial Services, LLC, a Delaware limited liability company.

“Yen” and the “¥” sign each means lawful currency of Japan.

SECTION 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles as in effect in the United States from time to time (“GAAP”), provided that (a) if there is any change in GAAP from such principles applied in the preparation of the audited financial statements referred to in Section 4.01(e) (“Initial GAAP”), that is material in respect of the calculation of compliance with the covenants set forth in Section 5.03, the Company shall give prompt notice of such change to the Agent and the Lenders, (b) if the Company notifies the Agent that the Company requests an amendment of any provision hereof to eliminate the effect of any change in GAAP (or the application thereof) from Initial GAAP (or if the Agent or the Required Lenders request an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in GAAP (or the application thereof), then such provision shall be applied on the basis of generally accepted accounting principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision is amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 133 and 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of Holdings or any Subsidiary at “fair value”, as defined therein.

SECTION 1.04 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II.

AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT

SECTION 2.01 The Advances and Letters of Credit. (a) The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to any Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date of such Lender in an amount (based in respect of any Advances to be denominated in a Committed Currency by reference to the Equivalent thereof in Dollars determined on the date of delivery of the applicable Notice of Borrowing) not to exceed such Lender’s Unused Commitment. Each Borrowing shall be in an amount not less than the Borrowing Minimum or the Borrowing Multiple in excess thereof and shall consist of Advances of the same Type and in the same currency made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Lender’s Revolving Credit Commitment, any Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a).

(b) Letters of Credit. Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, in reliance upon the agreements of the other Lenders set forth in this Agreement, to issue letters of credit (each, a “Letter of Credit”) denominated in Dollars or a Committed Currency for the account of any Borrower and its specified Restricted Subsidiaries from time to time on any Business Day during the period from the Effective Date until 30 days before the Termination Date in an aggregate Available Amount (based in respect of any Letters of Credit to be denominated in a Committed Currency by reference to the Equivalent thereof in Dollars determined on the date of delivery of the applicable Notice of Issuance) (i) for all Letters of Credit issued hereunder not to exceed at any time the Letter of Credit Facility at such time, (ii) for all Letters of Credit issued by each Issuing Bank not to exceed at any time such Issuing Bank’s Letter of Credit Commitment at such time and (iii) for each such Letter of Credit not to exceed an amount equal to the Unused Commitments of the Lenders at such time. No Letter of Credit shall have an expiration date (including all rights of the applicable Borrower or the beneficiary to require renewal) later than 10 Business Days before the Termination Date. Within the limits referred to above, the Borrowers may from time to time request the issuance of Letters of Credit under this Section 2.01(b). Each letter of credit listed on Schedule 2.01(b) shall be deemed to constitute a Letter of Credit issued hereunder, and each Lender that is an issuer of such a Letter of Credit shall, for purposes of Section 2.03, be deemed to be an Issuing Bank for each such letter of credit, provided than any renewal or replacement of any such letter of credit shall be issued by an Issuing Bank pursuant to the terms of this Agreement.

SECTION 2.02 Making the Advances. (a) Except as otherwise provided in Section 2.03(a), each Borrowing shall be made on notice, given not later than (x) 12:00 noon (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Term Benchmark Advances denominated in Dollars, (y) 12:00 noon (New York City time) on the fourth Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of RFR Advances or Term Benchmark Advances denominated in any Committed Currency, or (z) 12:00 noon (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by any Borrower to the Agent (and, in the case of a Borrowing consisting of Term Benchmark Advances, simultaneously to the Sub-Agent), which shall give to each Lender prompt notice thereof by email. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing or by email in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, (iv) in the case of a Borrowing consisting of Term Benchmark Advances, initial Interest Period and (v) in the case of a Borrowing consisting of Term Benchmark Advances and/or RFR Advances, currency for each such Advance. Each Lender shall, before 1:00 P.M. (New York City time) on the date of such Borrowing, in the case of a Borrowing consisting of Term Benchmark Advances denominated in Dollars, before 2:00 P.M. (New York City time) on the date of such Borrowing, in the case of a Borrowing consisting of Base Rate Advances, and before 9:00 A.M. (New York City time) on the date of such Borrowing, in the case of a Borrowing consisting of RFR Advances or Term Benchmark Advances denominated in any Committed Currency, make available for the account of its Applicable Lending Office to the Agent at the applicable Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower requesting the Borrowing at the Agent’s address referred to in Section 9.02 or at the applicable Payment Office, as the case may be.

(b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrowers may not select Base Rate Advances, RFR Advances or Term Benchmark Advances for any Borrowing if the aggregate amount of such Borrowing is less than the Borrowing Minimum or if the obligation of the Lenders to make such Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the Term Benchmark Advances may not be outstanding as part of more than ten separate Borrowings.

(c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower requesting the Borrowing. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Term Benchmark Advances, such Borrower shall indemnify each Lender against any loss (excluding loss of anticipated profits), cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02, and the Agent may, in reliance upon such assumption, make available to the Borrower requesting the Borrowing on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and such Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Agent, at (i) in the case of such Borrower, the higher of (A) the interest rate applicable at the time to the Advances comprising such Borrowing and (B) the cost of funds incurred by the Agent in respect of such amount and (ii) in the case of such Lender, (A) the Federal Funds Rate in the case of Advances denominated in Dollars or (B) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Committed Currencies. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03 Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. (i) Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by any Borrower to any Issuing Bank, and such Issuing Bank shall give the Agent, prompt notice thereof. Each such notice by a Borrower of issuance of a Letter of Credit (a “Notice of

Issuance”) shall be by email or by telephone, confirmed immediately in writing, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) desired currency for such Letter of Credit, which shall be Dollars or a Committed Currency, (D) expiration date of such Letter of Credit, (E) name and address of the beneficiary of such Letter of Credit and (F) form of such Letter of Credit. Such Letter of Credit shall be issued pursuant to such application and agreement for letter of credit as such Issuing Bank and the applicable Borrower shall agree for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its reasonable discretion (it being understood that any such form shall have only explicit documentary conditions to draw and shall not include discretionary conditions), and such Issuing Bank has not received written notice from any Lender, the Agent or the applicable Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 3.03 shall not be satisfied, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Section 3.03, make such Letter of Credit available to the applicable Borrower at its office referred to in Section 9.02 or as otherwise agreed with such Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(b) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Ratable Share of the Available Amount of such Letter of Credit. Each Borrower hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of such Issuing Bank, such Lender’s Ratable Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the applicable Borrower on the date made, or of any reimbursement payment required to be refunded to such Borrower for any reason, which amount will be advanced, and deemed to be an Advance to such Borrower hereunder, regardless of the satisfaction of the conditions set forth in Section 3.03. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Ratable Share of the Available Amount of such Letter of Credit at each time such Lender’s Revolving Credit Commitment is amended pursuant to a Commitment Increase in accordance with Section 2.18, an assignment in accordance with Section 9.07 or otherwise pursuant to this Agreement.

(c) Drawing and Reimbursement. The payment by an Issuing Bank of a draft drawn under any Letter of Credit which is not reimbursed by the Borrower that requested such Letter of Credit on the date made shall constitute for all purposes of this Agreement the making by any such Issuing Bank of an Advance to such Borrower which, in the case of a Letter of Credit denominated in Dollars, shall be a Base Rate Advance in the amount of such draft, and, in the case of a Letter of Credit denominated in a Committed Currency, shall be a Base Rate Advance in an amount determined by reference to the Equivalent of such drawn amount in Dollars determined on the date of such drawing, without regard to whether the making of such an Advance would exceed such Issuing Bank’s Unused Commitment. Each Issuing Bank shall give prompt notice of each drawing under any Letter of Credit issued by it to the applicable Borrower and the Agent. Upon written demand by such Issuing Bank, with a copy of such demand to the Agent and the applicable Borrower, each Lender shall pay to the Agent such Lender’s Ratable Share of such outstanding Advance pursuant to Section 2.03(b). Each Lender acknowledges and agrees that its obligation to make Advances pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank. Each Lender agrees to fund its Ratable Share of an outstanding Advance on (i) the Business Day on which demand therefor is made by such Issuing Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Lender shall not have so made the amount of such Advance available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute an Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

(d) Letter of Credit Reports. Each Issuing Bank shall furnish (A) to the Agent and each Lender (with a copy to the Company) on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit and (B) to the Agent and each Lender (with a copy to the Company) on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.

(e) Failure to Make Advances. The failure of any Lender to make the Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on such date.

(f) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Company, when a Letter of Credit is issued (including any such agreement applicable to a Letter of Credit listed on Schedule 2.01(b)), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(g) Resignation of Issuing Bank. Any Issuing Bank may resign at any time by giving 30 days’ prior written notice to the Agent, the Lenders and the Company. After the resignation of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit.

SECTION 2.04 Fees. (a) Facility Fee. The Company agrees to pay to the Agent for the account of each Lender a facility fee on the aggregate amount of such Lender’s Revolving Credit Commitment from the Effective Date in the case of each Initial Lender and from the effective date specified in the Incremental Increase Amendment or in the Assignment and Assumption pursuant to which it became a Lender in the case of each other Lender until the Termination Date for such Lender (or such later date on which the Advances made by such Lender shall have been paid in full and the participations in Letters of Credit of such Lender have terminated) at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing with the quarter ended September 30, 2022, and on the Termination Date applicable to such Lender, provided that no Defaulting Lender shall be entitled to receive any facility fee except in respect of its outstanding Advances for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Letter of Credit Fees. (i) Each Borrower shall pay to the Agent for the account of each Lender a commission on such Lender’s Ratable Share of the average daily aggregate Available Amount of all Letters of Credit issued for the account of such Borrower and outstanding from time to time at a rate per annum equal to the Applicable Margin for Term Benchmark Advances in effect from time to time during such calendar quarter, payable in arrears quarterly on the last day of each March, June, September and December, commencing with the quarter ended September 30, 2022, and on the Termination Date applicable to such Lender; provided that the Applicable Margin shall be 2% above the Applicable Margin in effect upon the occurrence and during the continuation of an Event of Default if such Borrower is required to pay Default Interest on all outstanding Advances pursuant to Section 2.07(b); provided, further, that (i) to the extent that all or a portion of the Fronting Exposure in respect of any Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.20(a), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Revolving Credit Commitments, and (ii) to the extent that all or any portion of such Fronting Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the respective Issuing Banks ratably according to the outstanding Letters of Credit issued by each Issuing Bank.

(ii) Each Borrower shall pay to each Issuing Bank, for its own account, a fronting fee equal to 0.125% per annum (or such lesser amount as such Issuing Bank may approve in its sole discretion) on the Available Amount of all Letters of Credit issued for the account of such Borrower by such Issuing Bank, payable in arrears quarterly on the last day of each March, June, September and December, commencing with the quarter ended September 30, 2022, and on the Termination Date, and such other commissions, issuance fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as such Borrower and such Issuing Bank shall agree.

(c) Agent’s Fees. The Company shall pay to the Agent for their own account such fees as may from time to time be agreed between the Company and the Agent.

SECTION 2.05 Termination or Reduction of the Commitments. (a) Optional Ratable Termination or Reduction. The Company shall have the right, upon at least two Business Days’ notice to the Agent, to terminate in whole or permanently reduce ratably in part the Unused Commitments or the Unissued Letter of Credit Commitments of the Lenders, provided, however, that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

(b) Non-Ratable Reduction. The Company shall have the right, at any time, upon at least ten Business Days’ notice to a Defaulting Lender (with a copy to the Agent), to terminate in whole such Lender’s Commitments. Such termination shall be effective, (x) with respect to such Lender’s Unused Commitment, on the date set forth in such notice, provided, however, that such date shall be no earlier than ten Business Days after receipt of such notice and (y) with respect to each Advance outstanding to such Lender, in the case of Base Rate Advances or RFR Advances, on the date set forth in such notice and, in the case of Term Benchmark, on the last day of the then current Interest Period relating to such Advance. Upon termination of a Lender’s Commitments under this Section 2.05(b), the Company will pay or cause to be paid all principal of, and interest accrued to the date of such payment on, Advances owing to such Lender and pay any accrued facility fees or Letter of Credit fees payable to such Lender pursuant to the provisions of Section 2.04, and all other amounts payable to such Lender hereunder (including, but not limited to, any increased costs or other amounts owing under Section 2.11 and any indemnification for Taxes under Section 2.14); and, if such Lender is an Issuing Bank, shall pay to the Agent for deposit in the L/C Cash Deposit Account an amount equal to the Available Amount of all Letters of Credit issued by such Issuing Bank, and upon such payments, the obligations of such Lender hereunder shall, by the provisions hereof, be released and discharged; provided, however, that such Lender’s rights under Sections 2.11, 2.14 and 9.04, and, in the case of an Issuing Bank, Sections 2.04(b) and 6.02, and its obligations under Section 8.05 shall survive such release and discharge as to matters occurring prior to such date. Subject to Section 2.18, the aggregate amount of the Commitments of the Lenders once reduced pursuant to this Section 2.05(b) may not be reinstated; provided, further, however, that if pursuant to this Section 2.05(b), the Borrowers shall pay to a Defaulting Lender any principal of, or interest accrued on, the Advances owing to such Defaulting Lender, then the Borrowers shall either (x) confirm to the Agent that the conditions set forth in Section 3.03(a) are met on and as of such date of payment or (y) pay or cause to be paid a ratable payment of principal and interest to all Lenders who are not Defaulting Lenders.

SECTION 2.06 Repayment of Advances and Letter of Credit Drawings. (a)Advances. Each Borrower shall repay to the Agent for the ratable account of each Lender on the Termination Date applicable to such Lender the aggregate principal amount of the Advances made to it by such Lender and then outstanding.

(b) Letter of Credit Drawings. The obligations of each Borrower under any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit issued for the account of such Borrower shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by such Borrower is without prejudice to, and does not constitute a waiver of, any rights such Borrower might have or might acquire as a result of the payment by any Lender of any draft or the reimbursement by such Borrower thereof):

(i) any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of such Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(iii) the existence of any claim, set-off, defense or other right that such Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any Guarantee, for all or any of the obligations of such Borrower in respect of the L/C Related Documents; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, such Borrower or a guarantor.

SECTION 2.07 Interest on Advances. (a) Scheduled Interest. Each Borrower shall pay interest on the unpaid principal amount of each Advance made to it and owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal to the sum of (x) Base Rate plus (y) the Applicable Margin.

(ii) Term Benchmark Advances. During such periods as such Advance is a Term Benchmark Advance, a rate per annum equal to the sum of (x) the Term Benchmark plus (y) the Applicable Margin.

(iii) RFR Advances. During such periods as such Advance is a RFR Advance, a rate per annum equal to the sum of (x) RFR plus (y) the Applicable Margin.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Agent shall, upon the request of the Required Lenders, require the Borrowers to pay interest (“Default Interest”) on (i) the overdue principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above; provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.

(c) Payment Dates. Accrued interest on each Advance shall be payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Advance (other than a prepayment of a Base Rate Advance prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any Conversion of any Term Benchmark Advance prior to the end of the Interest Period therefor, accrued interest on such Advance shall be payable on the effective date of such Conversion.

SECTION 2.08 Interest Rate Determination. (a) The Agent shall give prompt notice to the Company and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii).

(b) If, with respect to any Term Benchmark Advances or RFR Advances, the Required Lenders notify the Agent that the Term Benchmark (for any Interest Period for such Advances) or RFR will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Term Benchmark Advances (for any Interest Period) or RFR Advances, the Agent shall forthwith so notify the Company and the Lenders, whereupon (i) the Borrower of such Term Benchmark Advances or RFR Advances will (in the case of Term Benchmark Advances, on the last day of the then-existing Interest Period therefor), (A) if such Term Benchmark Advances are denominated in Dollars, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (B) if such Term Benchmark Advances are denominated in any Committed Currency, either (x) prepay such Advances or (y) exchange such Advances into an Equivalent amount of Dollars and Convert such Advances into Base Rate Advances and (ii) the obligation of the Lenders to make, or to Convert Advances into, Term Benchmark Advances or RFR Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.

(c) If any Borrower shall fail to select the duration of any Interest Period for any Term Benchmark Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify such Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, (i) if such Term Benchmark Advances are denominated in Dollars, Convert into Base Rate Advances and (ii) if such Term Benchmark Advances are denominated in a Committed Currency, be exchanged for an Equivalent amount of Dollars and Convert into Base Rate Advances.

(d) On the date on which the aggregate unpaid principal amount of Term Benchmark Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than the Borrowing Minimum, such Advances shall automatically (i) if such Term Benchmark Advances are denominated in Dollars, Convert into Base Rate Advances and (ii) if such Term Benchmark Advances are denominated in a Committed Currency, be exchanged for an Equivalent amount of Dollars and Convert into Base Rate Advances.

(e) Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), (i) each Term Benchmark Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Term Benchmark Advances or RFR Advances are denominated in Dollars, be Converted into Base Rate Advances and (B) if such Term Benchmark Advances or RFR Advances are denominated in any Committed Currency, be exchanged for an Equivalent amount of Dollars and be Converted into Base Rate Advances and (ii) the obligation of the Lenders to make, or to Convert Advances into, Term Benchmark Advances or RFR Advances shall be suspended.

(f) Subject to Section 2.22, if the Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term Benchmark” cannot be determined in accordance with the terms of this Agreement on or prior to the first day of any Interest Period,

(i) the Agent shall forthwith notify the applicable Borrower and the Lenders that the interest rate cannot be determined for such Term Benchmark Advances,

(ii) each such Term Benchmark Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Term Benchmark Advance is denominated in Dollars, Convert into a Base Rate Advance and (B) if such Term Benchmark Advance is denominated in any Committed Currency, be prepaid by the applicable Borrower or be automatically exchanged for an Equivalent amount of Dollars and be Converted into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(iii) the obligation of the Lenders to make Term Benchmark Advances in the applicable currency or to Convert Advances into Term Benchmark Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.09 Optional Conversion of Advances. The Borrower of any Advance may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion in the case of a Conversion to Term Benchmark Advances or RFR Advances and not later than 11:00 A.M. (New York City time) on the date of the proposed Conversion in the case of a Conversion to Base Rate Advances and subject to the provisions of Sections 2.08, 2.12 and 9.04(e), Convert all Advances denominated in Dollars of one Type comprising the same Borrowing into Advances denominated in Dollars of the other Type; provided, however, that any Conversion of Base Rate Advances into Term Benchmark Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Dollar denominated Advances to be Converted, and (iii) if such Conversion is into Term Benchmark Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower giving such notice.

SECTION 2.10 Prepayments of Advances. (a) Optional. Each Borrower may, upon notice at least three Business Days’ prior to the date of such prepayment, in the case of Term Benchmark Advances or RFR Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment of Advances shall be in an aggregate principal amount of not less than the Borrowing Minimum or a Borrowing Multiple in excess thereof, and (y) in the event of any such prepayment of a Term Benchmark Advance, such Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(e).

(b) Mandatory. (i) If, on any date, the Agent notifies the Company that, on any Interest Payment Date, the sum of (A) the aggregate principal amount of all Advances denominated in Dollars plus the aggregate Available Amount of all Letters of Credit denominated in Dollars then outstanding plus (B) the Equivalent in Dollars (determined on the third Business Day prior to such Interest Payment Date) of the aggregate principal amount of all Advances and the Available Amount of all Letters of Credit denominated in Committed Currencies then outstanding exceeds 105% of the aggregate Revolving Credit Commitments of the Lenders on such date, the Borrowers shall, as soon as practicable and in any event within two Business Days after receipt of such notice, prepay the outstanding principal amount of any Advances owing by the Borrowers in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Revolving Credit Commitments of the Lenders on such date together with any interest accrued to the date of such prepayment on the aggregate principal amount of Advances prepaid; provided that if the Company has Cash Collateralized Letters of Credit in accordance with Section 2.20(a), the Available Amount of the outstanding Letters of Credit shall be deemed to have been reduced by the amount of such cash collateral. The Agent shall give prompt notice of any prepayment required under this Section 2.10(b)(i) to the Company and the Lenders, and shall provide prompt notice to the Company of any such notice of required prepayment received by it from any Lender.

(ii) Each prepayment made pursuant to this Section 2.10(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Term Benchmark Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the applicable Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 9.04(e). The Agent shall give prompt notice of any prepayment required under this Section 2.10(b) to the Company and the Lenders.

SECTION 2.11 Increased Costs. (a) If, due to either (i) the introduction of or any change after the Effective Date in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), (A) there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Term Benchmark Advances or RFR Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit, (B) any Lender or its Applicable Lending Office is subjected to any Taxes, or there shall be a change the basis of taxation of payments to such Lender (other than with respect to Taxes for which Lenders are indemnified under Section 2.14 and Excluded Taxes as to both of which Section 2.14 shall govern), or (C) there shall be imposed, modified or deemed applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Term Benchmark) or any Issuing Bank, then the Company shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Company and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) that becomes effective after the Effective Date, or any change in any such existing law, regulation, guideline or request, affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation Controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender (with a copy of such demand to the Agent), the Company shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit. A certificate as to such amounts submitted to the Company and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c) Notwithstanding anything to the contrary in this Section 2.11, the Company shall not be required to compensate a Lender pursuant to this Section 2.11 for any amounts incurred more than 270 days prior to the date that such Lender notifies the Company of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such 270-day period shall be extended to include the period of such retroactive effect.

(d) For the avoidance of doubt, for purposes of this Section 2.11, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority ) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a change in law regardless of the date enacted, adopted, issued, promulgated or implemented.

SECTION 2.12 Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender or its Applicable Lending Office to perform its obligations hereunder to make Term Benchmark Advances or RFR Advances in Dollars or any Committed Currency or to fund or maintain Term Benchmark Advances or RFR Advances in Dollars or any Committed Currency hereunder, (a) each Term Benchmark Advance or RFR Advance will automatically, upon such demand (i) if such Term Benchmark Advance or RFR Advance is denominated in Dollars, be Converted into a Base Rate Advance and (ii) if such Term Benchmark Advance or RFR Advance is denominated in any Committed Currency, be exchanged into an Equivalent amount of Dollars and be Converted into a Base Rate Advance and (b) the obligation of the Lenders to make Term Benchmark Advances or RFR Advances or to Convert Advances into Term Benchmark Advances or RFR Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would allow such Lender or its Applicable Lending Office to continue to perform its obligations to make Term Benchmark Advances or RFR Advances or to continue to fund or maintain Term Benchmark Advances or RFR Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. Upon any such Conversion, the Company shall also pay any additional amounts required pursuant to Section 2.19.

SECTION 2.13 Payments and Computations. (a) Each Borrower shall make each payment required to be made by such Borrower hereunder (except with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Committed Currency), irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Agent at the applicable Agent’s Account in same day funds. Each Borrower shall make each payment required to be made by such Borrower hereunder with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Committed Currency, irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (at the Payment Office for such Committed Currency) on the day when due in such Committed Currency to the Agent, by deposit of such funds to the applicable Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.04(b), 2.11, 2.14 or 9.04(e)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Incremental Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.18(a) and upon the Agent’s receipt of such Lender’s Incremental Increase Amendment and recording of the information contained therein in the Register, from and after the applicable Increase Date, the Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Incremental Lender. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Assumption, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) Each Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender by such Borrower is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of such Borrower’s accounts with such Lender any amount so due.

(c) All computations of interest based on the Base Rate (other than when the Base Rate is determined by reference to the Federal Funds Rate or the Term Benchmark) or RFR shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Term Benchmark or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Agent on the basis of a year of 360 days (or, in each case of Advances denominated in Committed Currencies where market practice differs, in accordance with market practice), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Term Benchmark Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Agent shall have received notice from any Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Agent may assume that such Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at (i) the Federal Funds Rate in the case of Advances denominated in Dollars or (ii) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Committed Currencies.

(f) To the extent that the Agent receives funds for application to the amounts owing by any Borrower under or in respect of this Agreement or any Note in currencies other than the currency or currencies required to enable the Agent to distribute funds to the Lenders in accordance with the terms of this Section 2.13, the Agent shall be entitled to convert or exchange such funds into Dollars or into a Committed Currency or from Dollars to a Committed Currency or from a Committed Currency to Dollars, as the case may be, to the extent necessary to enable the Agent to distribute such funds in accordance with the terms of this Section 2.13; provided that each Borrower and each of the Lenders hereby agree that the Agent shall not be liable or responsible for any loss, cost or expense suffered by such Borrower or such Lender as a result of any conversion or exchange of currencies affected pursuant to this Section 2.13(f) or as a result of the failure of the Agent to effect any such conversion or exchange; and provided, further that each Borrower agrees to indemnify the Agent and each Lender, and hold the Agent and each Lender harmless, for any and all losses, costs and expenses incurred by the Agent or any Lender for any conversion or exchange of currencies (or the failure to convert or exchange any currencies) in accordance with this Section 2.13(f) paid by such Borrower.

(g) If, as a result of any restatement of or other adjustment to the Consolidated financial statements of Holdings and its Restricted Subsidiaries or for any other reason, the Company, the Agent or the Required Lenders determine that (i) the Total Net Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Total Net Leverage Ratio would have resulted in higher pricing for such period, the Company shall immediately and retroactively be obligated to pay to the Agent for the account of the applicable Lenders or the applicable Issuing Banks, as the case may be, promptly on demand by the Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Agent, any Lender or any Issuing Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Agent, any Lender or any Issuing Bank, as the case may be, under Section 2.04, Section 2.07 or Article VI. The Company’s obligations under this Section 2.13(g) shall survive the termination of the Revolving Credit Commitments and the repayment of all other Obligations hereunder for 90 days after such termination and repayment.

SECTION 2.14 Taxes. (a) Any and all payments by each Borrower or Guarantor to or for the account of any Lender or the Agent hereunder or under the Notes or any other documents to be delivered hereunder shall be made, in accordance with Section 2.13 or the applicable provisions of such other documents, free and clear of and without deduction for any and all Taxes unless required by law. If any Indemnified Taxes are required by law to be deducted or withheld from or in respect of any sum payable hereunder or under any Note or any other documents to be delivered hereunder to any Lender or the Agent, (i) the sum payable by any Borrower or Guarantor shall be increased as may be necessary so that after making all required deductions or withholding (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholding been made, (ii) such Borrower, Guarantor or other withholding agent shall make such deductions and (iii) such Borrower, Guarantor or other withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Company shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies, as required by law, that arise from any payment made by the Company hereunder or under the Notes or any other documents to be delivered hereunder by the Company or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes or any other documents to be delivered hereunder by the Company, excluding, however, such taxes imposed as a result of an assignment (other than an assignment that occurs as a result of the Borrower’ demand) or participation to the extent such taxes apply due to a present or former connection between the jurisdiction imposing such taxes and the relevant Lender, other than any connection arising from activities contemplated by this Agreement (hereinafter referred to as “Other Taxes”).

(c) Each Borrower shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Indemnified Taxes or Other Taxes imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor. The written demand shall include the original or a copy of a receipt or a demand issued by the relevant Governmental Authority evidencing such payment or demanding such payment, together with a certificate setting forth the amount of such Indemnified Taxes or Other Taxes and, in reasonable detail, the calculation and basis for such Indemnified Taxes or Other Taxes.

(d) Within 30 days after the date of any payment of Indemnified Taxes or Other Taxes by a Borrower to a Governmental Authority, each Borrower shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent.

(e) (i) Each Lender that is a United States person, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Incremental Increase Amendment or the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Company, shall provide each of the Agent and the Company with two duly completed executed copies of Internal Revenue Service Forms W-9 or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from United States withholding tax on payments pursuant to this Agreement or the Notes. For purposes of this subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(ii) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Incremental Increase Amendment or the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Company, shall provide each of the Agent and the Company with two duly completed executed copies of Internal Revenue Service Forms W-8BEN, W-8BEN-E, W-8ECI or W-8IMY (together with all required attachments), as appropriate, or any successor or other form prescribed by the Internal Revenue Service, and, in the case of any Lender claiming the so-called “portfolio interest exemption” under Section 881(c) of the Code, together with a certificate to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code, in each case, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes.

(iii) If a payment made to a Lender would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Company, at the time or times prescribed by law and at such time or times reasonably requested in writing by the Company, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested in writing by the Company as may be necessary for the Borrowers to comply with their obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the relevant Borrower and the Agent in writing of its legal inability to do so.

(f) Should a Lender become subject to Excluded Taxes because of its failure to deliver a form, certificate or other document described in Section 2.14(e), the Company shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Excluded Taxes.

(g) Any Lender that is entitled to an exemption from or reduction of withholding tax imposed by any jurisdiction other than the United States (a “Foreign Jurisdiction”) with respect to payments under this Agreement shall deliver to the relevant Borrower (with a copy to the Agent) within 15 Business Days following receipt of the written notice referred to below, such properly completed and executed documentation as is reasonably requested by such Borrower or the Agent in order to permit such payments to be made with the benefit of such exemption or reduction (and shall make application to the relevant Governmental Authority for exemption or reduced rates if it is the party required by law to do so), provided, however, that such Lender has received written notice from such Borrower or the Agent identifying the requirements for such exemption or reduction, supplying all applicable documentation and specifying the time period within which documentation is to be provided under this Section 2.14(g) (or such application is to be made); provided, further, that notwithstanding the foregoing, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the Lenders’ obligations under the preceding sentence, each Lender agrees that it will, without material cost or other material disadvantage (as determined in such Lender’s good faith judgment), cooperate with such Borrower to minimize the applicable withholding tax burdens in such Foreign Jurisdiction. If any Lender becomes subject to any Tax because it fails to comply with this Section 2.14(g), each Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Tax. The Agent agrees that it will provide administrative and ministerial assistance to each relevant Borrower with respect to any payments made by such Borrower to the Lenders, and the calculation, reporting, withholding and remitting of any Taxes imposed by such Foreign Jurisdiction to the appropriate Governmental Authority. Notwithstanding the foregoing, (i) the Borrowers shall retain primary responsibility for ascertaining the requirements of applicable law and providing to the Lenders the written notice described in the first sentence of this Section 2.14(g), and (ii) no failure by the Agent to meet any obligations under this Section 2.14(g) shall operate to excuse any Borrower from its obligations to the Lenders under this Section 2.14(g). In all events, as between the Company and the Agent, the Company shall make all final decisions concerning whether payments to a Lender are subject to any withholding.

(h) If the Agent or a Lender (or an assignee) determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund plus any interest received from the Governmental Authority, to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.14 with respect to the Indemnified Taxes or the Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender (or assignee). Notwithstanding anything to the contrary in this clause (h), in no event will a Lender or the Agent be required to pay any amount to any Borrower pursuant to this clause (h) the payment of which would place the Lender or Agent in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Lender or Agent to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Borrower or any other Person.

SECTION 2.15 Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or participations in L/C Obligations to any assignee or participant, other than to Holdings or any Restricted Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Borrower in the amount of such participation.

SECTION 2.16 Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Debt of each Borrower to such Lender resulting from each Advance owing to such Lender from time to time hereunder, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. Each Borrower agrees that upon notice by any Lender to such Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender to such Borrower, such Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Revolving Credit Commitment of such Lender.

(b) The Register maintained by the Agent pursuant to Section 9.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Incremental Increase Amendment and each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from such Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of any Borrower under this Agreement.

SECTION 2.17 Use of Proceeds. The proceeds of the Advances shall be available (and each Borrower agrees that it shall use such proceeds) solely for general corporate purposes of Holdings and its Restricted Subsidiaries.

SECTION 2.18 Increase in the Revolving Credit Commitments. (a) The Company may, at any time but in any event not more than twice in any calendar year prior to the Termination Date, by notice to the Agent, request that the amount of the Revolving Credit Commitments be increased (each a “Commitment Increase”) by an aggregate principal amount not to exceed $150,000,000, to be effective as of a date that is at least 90 days prior to the scheduled Termination Date then in effect (the “Increase Date”) as specified in the related notice to the Agent; provided, however that (i) in no event shall the aggregate amount of the Revolving Credit Commitments at any time exceed $650,000,000 and (ii) on the date of any request by the Company for a Commitment Increase and on the related Increase Date the applicable conditions set forth in Article III shall be satisfied. The Company may, in its sole discretion, offer any such Commitment Increase to one or more existing Lenders or one or more Eligible Assignee (provided that the Revolving Credit Commitment of each such Eligible Assignee shall be in an amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof).

(b) The notice provided by the Company to the Agent pursuant to clause (a) above shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the identity of each existing Lender and each Eligible Assignee to whom the Company proposes any portion of such Commitment Increase be allocated and the amounts of such allocations (provided that any existing Lender approached to provide all or a portion of the increased or new Commitments may elect or decline, in its sole discretion, to provide such increased or new Commitment) and (iv) the date (which shall be earlier than the Increase Date) by which such existing Lenders and such Eligible Assignees must commit to an increase in the amount of their respective Revolving Credit Commitments (the “Commitment Date”). Each existing Lender that is approached to participate in such requested Commitment Increase (if any) (each an “Increasing Lender”) and each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.18(a) (if any) (each such Eligible Assignee, an “Incremental Lender”) shall, in its sole discretion, give written notice to the Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Revolving Credit Commitment or provide a new Commitment, as applicable (and any failure by any such Lender or Eligible Assignee, as applicable, to respond to such request for a Commitment Increase shall be deemed to be a rejection by such Lender or Eligible Assignee, as applicable, of such request).

(c) [Reserved].

(d) On each Increase Date, each Incremental Lender shall become a Lender party to this Agreement as of such Increase Date and the Revolving Credit Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount as of such Increase Date; provided, however, that the Agent shall have received on or before such Increase Date the following, each dated such date:

(i) a customary opinion of counsel for the Loan Parties, in form and substance reasonably satisfactory to the Agent;

(ii) an agreement from each Incremental Lender, if any, in form and substance reasonably satisfactory to the Company and the Agent (each an “Incremental Increase Amendment”) duly executed by such Eligible Assignee, the Agent and the Company;

(iii) a certificate attesting to the Solvency of Holdings and its Subsidiaries (taken as a whole) on the Effective Date, from the Financial Officer, substantially in the form attached hereto as Exhibit F;

(iv) confirmation from each Increasing Lender of the increase in the amount of its Revolving Credit Commitment in a writing reasonably satisfactory to the Company and the Agent; and

(v) any other documents that the Agent may reasonably request.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.18(d), the Agent shall notify the Lenders (including, without limitation, each Incremental Lender) and the Company, on or before 1:00 P.M. (New York City time), by email, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Incremental Lender on such date. Each Increasing Lender and each Incremental Lender shall, before 2:00 P.M. (New York City time) on the Increase Date, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Advances to be funded and held on a pro rata basis by the Lenders in accordance with their Ratable Shares.

SECTION 2.19 Compensation for Losses. In the event of (a) the payment of any principal of any Term SOFR Advance other than on the Interest Payment Date therefor (including as a result of an Event of Default), (b) the Conversion of any Term SOFR Advance other than on the Interest Payment Date therefor (including as a result of an Event of Default), (c) the failure to borrow, Convert, continue or prepay any Term SOFR Advance on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Term SOFR Advance other than on the Interest Payment Date therefor as a result of a request by the Borrower pursuant to Section 2.21(b), then, in any such event, the Company shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.19 shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.20 Defaulting Lenders. (a) If any Letters of Credit are outstanding at the time a Lender becomes a Defaulting Lender, and the Commitments have not been terminated in accordance with Section 6.01, then:

(i) so long as no Default has occurred and is continuing, all or any part of the Available Amount of outstanding Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Ratable Shares (disregarding any Defaulting Lender’s Revolving Credit Commitment) but only to the extent that the sum of (A) the aggregate principal amount of all Advances made by such Non-Defaulting Lenders (in their capacity as Lenders) and outstanding at such time, plus (B) such Non-Defaulting Lenders’ Ratable Shares (before giving effect to the reallocation contemplated herein) of the Available Amount of all outstanding Letters of Credit, plus (C) the aggregate principal amount of all Advances made by each Issuing Bank pursuant to Section 2.03(c) that have not been ratably funded by such Non-Defaulting Lenders and outstanding at such time, plus (D) such Defaulting Lender’s Ratable Share of the Available Amount of such Letters of Credit, does not exceed the total of all Non-Defaulting Lenders’ Revolving Credit Commitments and, after giving effect thereto with respect to each Non-Defaulting Lender, the sum of the Advances and participations in Letters of Credit (including any Advances made by an Issuing bank pursuant to Section 2.03(c) that have not been ratably funded by the Lenders and outstanding at such time) does not exceed such Non-Defaulting Lender’s Revolving Credit Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by any Issuing Bank, Cash Collateralize such Defaulting Lender’s Ratable Share of the Available Amount of such Letters of Credit (after giving effect to any partial reallocation pursuant to clause (i) above) by paying cash collateral to such Issuing Bank; provided that, so long as no Default shall be continuing, such cash collateral shall be released promptly upon the earliest of (A) the reallocation of the Available Amount of outstanding Letters of Credit among Non-Defaulting Lenders in accordance with clause (i) above, (B) the termination of the Defaulting Lender status of the applicable Lender or (C) such Issuing Bank’s good faith determination that there exists excess cash collateral (in which case, the amount equal to such excess cash collateral shall be released);

(iii) if the Ratable Shares of Letters of Credit of the Non-Defaulting Lenders are reallocated pursuant to this Section 2.20(a), then the fees payable to the Lenders pursuant to Section 2.04(b)(i) shall be adjusted in accordance with such Non-Defaulting Lenders’ Ratable Shares of Letters of Credit;

(iv) if any Defaulting Lender’s Ratable Share of Letters of Credit is neither Cash Collateralized nor reallocated pursuant to this Section 2.20(a), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all Letter of Credit fees payable under Section 2.04(b)(i) with respect to such Defaulting Lender’s Ratable Share of Letters of Credit shall be payable to the applicable Issuing Bank until such Defaulting Lender’s Ratable Share of Letters of Credit is Cash Collateralized and/or reallocated; and

(v) to the extent that the Available Amount of any outstanding Letter of Credit is Cash Collateralized by the Borrowers pursuant to this Section 2.20, the Borrowers shall not be required to pay any commission otherwise payable pursuant to Section 2.04(b)(i) on that portion of the Available Amount that is so Cash Collateralized.

(b) So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit unless it is satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Company, and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.20(a)(i) (and Defaulting Lenders shall not participate therein).

(c) No Revolving Credit Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.20, performance by the Borrowers of their obligations shall not be excused or otherwise modified as a result of the operation of this Section 2.20. The rights and remedies against a Defaulting Lender under this Section 2.20 are in addition to any other rights and remedies which the Borrowers, the Agent, any Issuing Bank or any Lender may have against such Defaulting Lender. Subject to Section 9.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(d) If the Borrowers, the Agent and each Issuing Bank agree in writing in their reasonable determination that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Ratable Share (without giving effect to Section 2.20(a)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(e) Notwithstanding anything to the contrary contained in this Agreement, any payment of principal, interest, commitment fees, Letter of Credit commissions or other amounts received by the Agent for the account of any Defaulting Lender under this Agreement (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) shall be applied at such time or times as may be reasonably determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, if so reasonably determined by the Agent or requested by any Issuing Bank, to be held as cash collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Letter of Credit; fourth, as the Borrowers may request (so long as no Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Agent; fifth, if so reasonably determined by the Agent and the Borrowers, to be held in the L/C Cash Deposit Account and released in order to satisfy obligations of such Defaulting Lender to fund

Advances under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advance in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the applicable conditions set forth in Article III were satisfied or waived, such payment shall be applied solely to pay the Advances of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender and provided, further that any amounts held as cash collateral for funding obligations of a Defaulting Lender shall be returned to such Defaulting Lender upon the termination of this Agreement and the satisfaction of such Defaulting Lender’s obligations hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.20 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

SECTION 2.21 Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.11, or requires a Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Company) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.14, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.11, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.21(a), or if any Lender is a Defaulting Lender or a Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 9.01 and (ii) has been approved by the Required Lenders (a “Non-Approving Lender”), then the Company may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.11, Section 2.14 or Section 2.19) and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Agent shall have received the assignment fee (if any) specified in Section 9.07;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 9.04(e)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Approving Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

SECTION 2.22 Benchmark Replacement.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Agent has posted such proposed amendment to all affected Lenders and the Company so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Company and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Agent will promptly notify the Company of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.22(d). Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.22, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.22.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including any Term Benchmark) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may revoke any pending request for a Term Benchmark Advance of, conversion to or continuation of Term Benchmark Advances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Company will be deemed to have converted any such request into a request for a Base Rate Advance of or conversion to Base Rate Advances. During any Benchmark Unavailability Period or at any time that any tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

ARTICLE III.

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01 Conditions Precedent to Effectiveness. This Agreement shall become effective on the first date on which the following conditions have been satisfied (the “Effective Date”):

(a) The Company shall have notified each Lender and the Agent in writing as to the proposed Effective Date;

(b) The Company shall have paid all accrued fees and expenses of the Agent and the Lenders (including pursuant to the Engagement Letter and the Agency Fee Letter) required to be paid by it;

(c) All outstanding obligations of the Company under the Existing Credit Agreement shall be repaid, all commitments thereunder and all Guarantees, liens and security interests granted in connection therewith shall be terminated (the “Refinancing”);

(d) The Agent and the Lenders shall have received at least three Business Days prior to the Effective Date, to the extent requested in writing at least five Business Days prior to the Effective Date, all documentation and other information that the Agent and the Lenders reasonably determine is necessary in order to allow the Agent and the Lenders to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation;

(e) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a Responsible Officer, dated the Effective Date, stating that:

(i) No Material Adverse Change shall have occurred and be continuing since December 31, 2021,

(ii) There shall exist no action, suit, investigation, litigation or proceeding affecting Holdings or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) except for the Disclosed Matters, could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby,

(iii) The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(iv) No event has occurred and is continuing that constitutes a Default;

(f) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:

(i) Executed copies of this Agreement and the Collateral Documents to be executed on the Effective Date, executed by each Loan Party party thereto, together with:

(A) copies of a recent Lien search in each jurisdiction reasonably requested by the Agent with respect to the Loan Parties,

(B) evidence that all filings under the UCC shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Agent,

(C) certificates, if any, representing the pledged equity referred to therein accompanied by undated stock powers executed in blank and (if applicable) instruments evidencing the pledged debt referred to therein endorsed in blank, and

(D) any other documents and instruments as may be necessary or advisable in the reasonable opinion of the Agent to vest in the Agent valid and subsisting first-priority perfected Liens on the properties purported to be subject to the Collateral Documents, enforceable against all third parties in accordance with their terms,

(ii) The Notes of the Company to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.16,

(iii) A certificate of each Loan Party, dated the Effective Date and executed by a Responsible Officer, which shall:

(A) certify that attached thereto is a true and complete copy of the resolutions, written consents or extracts of minutes of a meeting, as applicable, of its board of directors, board of managers, supervisory board, shareholders, members or other governing body (as the case may be and in each case, to the extent required) authorizing the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Company, the borrowings hereunder, and that such resolutions or written consents have not been modified, rescinded or amended and are in full force and effect,

(B) identify by name and title and bear the signatures of the Responsible Officer or authorized signatory of such Loan Party on the Effective Date that is authorized to sign the Loan Documents to which it is a party on the Effective Date, as applicable and

(C) certify (I) that attached thereto is a true and complete copy of the certificate or articles of incorporation or organization (or memorandum of association, articles of association or other equivalent thereof) of each Loan Party on the Effective Date (certified by the relevant authority of the jurisdiction of organization of such Loan Party) and a true and correct copy of its by-laws or operating, management, partnership or similar agreement (to the extent applicable) and (II) that such documents or agreements have not been amended (except as otherwise attached to such certificate and certified therein as being the only amendments thereto as of such date) and

(iv) A good standing certificate, dated as of a recent date for each such Loan Party from its jurisdiction of organization,

(v) A favorable opinion of Nixon Peabody LLP, counsel for the Loan Parties, in form and substance reasonably satisfactory to the Agent,

(vi) A certificate attesting to the Solvency of Holdings and its Subsidiaries (taken as a whole) on the Effective Date, from the Financial Officer, substantially in the form attached hereto as Exhibit F,

(vii) The Agent shall have received a certificate from the Company’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.01(c) is in full force and effect, together with endorsements naming the Agent, for the benefit of the Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.01(c),

(viii) A Perfection Certificate,

(ix) The Agent shall have received from the Company any designation in writing with respect to any letters of credit constituting Secured Cash Management Agreements as of the Effective Date, and

(x) If any Borrowings are to be made on the Effective Date, a Notice of Borrowing pursuant to Section 2.02(a).

SECTION 3.02 Initial Advance to Each Designated Subsidiary. The obligation of each Lender to make an initial Advance to each Designated Subsidiary is subject to the receipt by the Agent on or before the date that is at least five days prior to the proposed date of such initial Advance of each of the following, in form and substance reasonably satisfactory to the Agent and dated such date, and (except for the Notes) in sufficient copies for each Lender:

(a) The Notes of such Designated Subsidiary to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.16;

(b) Certified copies of the resolutions of the board of directors or other governing body of such Designated Subsidiary approving this Agreement and the Notes to be delivered by it, its Designation Agreement and the Notes to be delivered by it, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement;

(c) A certificate of a proper officer of such Designated Subsidiary certifying the names and true signatures of the officers of such Designated Subsidiary authorized to sign its Designation Agreement and the Notes to be delivered by it and the other documents to be delivered by it hereunder;

(d) A certificate signed by a Responsible Officer certifying that such Designated Subsidiary has obtained all governmental and third party authorizations, consents, approvals (including exchange control approvals) and licenses required under applicable laws and regulations necessary for such Designated Subsidiary to execute and deliver its Designation Agreement and the Notes to be delivered by it and to perform its obligations hereunder and thereunder;

(e) A Designation Agreement duly executed by such Designated Subsidiary and the Company;

(f) Favorable opinions of counsel to such Designated Subsidiary in form and substance reasonably satisfactory to the Agent, and as to such other matters as any Lender through the Agent may reasonably request;

(g) Favorable opinions of counsel to the Loan Parties as to the enforceability of the Loan Documents; and

(h) Such other approvals, opinions or documents as any Lender, through the Agent may reasonably request.

SECTION 3.03 Conditions Precedent to Each Borrowing, Issuance and Commitment Increase. The obligation of each Lender to make an Advance (other than an Advance made by any Issuing Bank or any Lender pursuant to Section 2.03(c)) on the occasion of each Borrowing, the obligation of each Issuing Bank to issue a Letter of Credit, each Commitment Increase shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing, such issuance or the applicable Increase Date (as the case may be) (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Issuance or request for Commitment Increase and the acceptance by any Borrower of the proceeds of such Borrowing, such issuance, such Increase Date or such extension of Commitments shall constitute a representation and warranty by such Borrower that on the date of such Borrowing, such issuance or such Increase Date such statements are true):

(i) the representations and warranties contained in Section 4.01 are correct on and as of such date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true on and as of such earlier date), before and after giving effect to such Borrowing, such issuance, such Commitment Increase or such extension of Commitments and to the application of the proceeds therefrom, as though made on and as of such date, and additionally, if such Borrowing or issuance shall have been requested by a Designated Subsidiary, the representations and warranties of such Designated Subsidiary contained in its Designation Agreement are correct on and as of the date of such Borrowing or such issuance, before and after giving effect to such Borrowing, such issuance or such Commitment Increase and to the application of the proceeds therefrom, as though made on and as of such date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true on and as of such earlier date), and

(ii) no event has occurred and is continuing, or would result from such Borrowing, such issuance, such Commitment Increase or such extension of Commitments or from the application of the proceeds therefrom, that constitutes a Default.

SECTION 3.04 Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Company, by notice to the Lenders, designates as the proposed Effective Date or the date of the initial Advance to the applicable Designated Subsidiary, as the case may be, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date and each date of initial Advance to a Designated Subsidiary, as applicable.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Representations and Warranties. The Company and Holdings represent and warrant as follows:

(a) Each Loan Party is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization.

(b) The execution, delivery and performance by each Loan Party of the Loan Documents to be delivered by it, and the consummation of the transactions contemplated hereby, are within its corporate or similar powers, have been duly authorized by all necessary corporate or similar action, and do not contravene (i) its organizational documents or by-laws, (ii) any law applicable to it or (iii) any indenture or other agreement governing Debt or other material agreement or other instrument binding upon it, any of its Restricted Subsidiaries or any of their properties, or give rise to a right thereunder to require it or any of its Restricted Subsidiaries to make any payment thereunder.

(c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for (a) the due execution, delivery and performance by each Loan Party of the Loan Documents to be delivered by it, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof), except for (x) filings and actions completed on or prior to the Effective Date and as contemplated hereby and by the Collateral Documents necessary to perfect or maintain the Liens on the Collateral granted by the Loan Parties in favor of the Agent for the benefit of the Secured Parties (including, without limitation, UCC financing statements and filings in the United States Patent and Trademark Office and the United States Copyright Office) and (y) approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained or where the failure to obtain the same would not have a Material Adverse Effect.

(d) The Loan Documents to be delivered by it when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. The Loan Documents to which it is a party, when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(e) The Consolidated balance sheet of Holdings and its Restricted Subsidiaries as at December 31, 2021, and the related Consolidated statements of income and cash flows of Holdings and its Restricted Subsidiaries for the fiscal year then ended, accompanied by an opinion of PricewaterhouseCoopers LLP, independent public accountants, and the Consolidated balance sheet of Holdings and its Restricted Subsidiaries as at March 31, 2022, and the related Consolidated statements of income and cash flows of Holdings and its Restricted Subsidiaries for the three months then ended, duly certified by the Financial Officer of Holdings, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as at March 31, 2022, and said statements of income and cash flows for the three months then ended, to year-end audit adjustments, the Consolidated financial condition of Holdings and its Restricted Subsidiaries as at such dates and the Consolidated results of the operations of Holdings and its Restricted Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied. No Material Adverse Change has occurred and is continuing since December 31, 2021.

(f) There is no pending or, to the knowledge of Holdings or the Company, threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting Holdings or any of its Restricted Subsidiaries before any court, governmental agency or arbitrator that (i) except for the Disclosed Matters, could reasonably be expected to result in a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

(g) No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), or extending credit for the purpose of purchasing or carrying margin stock.

(h) No Borrower is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(i) The Lender Presentation and any other information, exhibit or report furnished by or on behalf of the Company or any other Borrower to the Agent or any Lender in connection with the negotiation and syndication of this Agreement or pursuant to the terms of this Agreement (as modified or supplemented by other information so furnished, when taken together as a whole and with the Disclosed Matters) is true and correct in all material respects and does not contain any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading in any material respect, provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time, it being recognized by the Agent and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and that such differences may be material.

(j) The Company has implemented and maintains in effect policies and procedures developed in accordance with standard industry practice and designed to reasonably ensure compliance by Holdings, its Subsidiaries and their respective officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Holdings, its Subsidiaries and their respective officers and, to the knowledge of the Company, their respective employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) Holdings, any Subsidiary or any of their respective officers, or (b) to the knowledge of the Company, their respective employees or any agent of Holdings or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

(k) No Borrower is an Affected Financial Institution.

(l) As of the Effective Date, that no Borrower is nor will be (1) an employee benefit plan subject to Title I of ERISA, (2) a plan or account subject to Section 4975 of the Internal Revenue Code; (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Internal Revenue Code; or (4) a “governmental plan” within the meaning of ERISA.

(m) The Collateral Documents, upon execution and delivery by the parties thereto, are effective to create in favor of the Agent, for the benefit of the applicable Secured Parties, legal, valid and enforceable first priority Liens on, and security interests in, the Collateral, subject, as to priority, to Liens permitted pursuant to Section 5.02(a) and, (i) when all appropriate filings, notices or recordings are made in the appropriate offices, corporate records or with the appropriate Persons as may be required under applicable laws and/or any Collateral Document (which filings, notices or recordings shall be made to the extent required by any Collateral Document) and (ii) upon the taking of possession or control by the Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Agent to the extent required by any Collateral Document), such Collateral Document will constitute perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, subject, as to priority, to Liens permitted pursuant to Section 5.02(a).

(n) Each Loan Party has good record and marketable title to all owned property, or valid leasehold interests or valid licenses in all leased or licensed property, reasonably necessary or used in the ordinary conduct of its business, except for such defects in title, or failure to obtain a valid leasehold interest or valid license as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(o) To the knowledge of Holdings, Holdings and its Restricted Subsidiaries own or possess the right to use all of the trademarks, service marks, trade names, trade dress, logos, domain names, copyrights, patents, trade secrets and other intellectual property rights (collectively, “IP Rights”) that are used in the operation of their respective businesses as currently conducted, without conflict with the rights of any other Person, except where the failure to own or possess the right to use any such IP Rights would not reasonably be expected to have a Material Adverse Effect. The material IP Rights owned by Holdings and its Restricted Subsidiaries are, to the knowledge of Holdings, valid and enforceable, and are held by Holdings and its Restricted Subsidiaries free and clear of any Lien (other than Liens permitted by Section 5.02(a)). To the knowledge of Holdings, no slogan or other advertising device, product, process, method, substance, part or other material or activity now employed, or now contemplated to be employed, by Holdings or any Restricted Subsidiary infringes upon, misappropriates, dilutes or otherwise violates any IP Rights held by any other Person, except where such infringement, misappropriation, dilution or other violation would not reasonably be expected to have a Material Adverse Effect.

(p) The properties of Holdings and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of any Borrower, in such amounts, with such deductibles and covering such risks as are commercially reasonable.

(q) As of the Effective Date, Holdings has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 4.01(q), and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by Holdings or one or more of its Subsidiaries in the amounts specified on Part (a) of Schedule 4.01(q) free and clear of all Liens except those created under the Collateral Documents. As of the Effective Date, (x) Holdings has no Equity Interests in any other Person other than (i) those specifically disclosed in Part (b) of Schedule 4.01(q) and (ii) Equity Interests in Subsidiaries and (y) there are no Unrestricted Subsidiaries other than those listed on Part (c) of Schedule 4.01(q). All of the outstanding Equity Interests in Holdings have been validly issued and are fully paid and nonassessable.

(r) As of the Effective Date, Holdings and its Subsidiaries have filed all federal, state and other tax returns and reports required to be filed, and paid (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property, income or assets and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; except any such tax, assessment, charge or claim (x) that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained or (y) as to which failure to make payment could not reasonably be expected to result in a Material Adverse Effect.

(s) Holdings and its Subsidiaries on a Consolidated basis are Solvent.

(t) Holdings and its Restricted Subsidiaries, as applicable, have good record, valid and marketable title in fee simple to, or valid leasehold interests in (to the extent such ownership or leasing concepts are applicable to such property in the jurisdiction in which it resides), all real property (owned or leased) necessary in the ordinary conduct of its business, free and clear of all Liens except for Permitted Liens. The material real property, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted) and (ii) constitutes all the property which is necessary for the business and operations of Holdings and its Restricted Subsidiaries as presently conducted except to the extent that any failure would not reasonably be expected to result in a Material Adverse Effect. Schedule 4.01(t) contains, in all material respects, a true and complete list of each interest in Material Real Property owned by Holdings and its Restricted Subsidiaries.

ARTICLE V.

COVENANTS

SECTION 5.01 Affirmative Covenants. So long as any Advance shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Company and Holdings shall:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, Environmental Laws and the Patriot Act, except where failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and maintain in effect and enforce policies and procedures designed to ensure compliance in all material respects by Holdings, its Subsidiaries and their respective officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. Holdings and its Subsidiaries shall not become a Sanctioned Person or allow their respective employees, officers, directors, affiliates, consultants, brokers, and agents acting on their behalf in connection with this Agreement to become a Sanctioned Person.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Restricted Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither Holdings nor any of its Restricted Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim (x) that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained or (y) as to which failure to make payment could not reasonably be expected to result in a Material Adverse Effect.

(c) Maintenance of Insurance.

(i) Maintain, and cause each of its Restricted Subsidiaries to maintain, with financially sound and reputable insurance companies (that are not Affiliates of Holdings or any Borrower) insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, and providing for not less than 30 days’ prior notice to the Agent of termination, lapse or cancellation of such insurance, which insurance (except as to Excluded Subsidiaries) shall name the Agent as loss payee (in the case of casualty insurance) or additional insured (in the case of liability insurance); provided, if any insurance proceeds are paid on account of a casualty to assets or properties of any Loan Party constituting Collateral and at such time no Event of Default shall have occurred and is continuing, then the Agent shall take such actions, including endorsement, to cause any such insurance proceeds to be promptly remitted to the Company to be used by the Company or such Loan Party in any manner not prohibited by this Agreement.

(ii) With respect to each Mortgaged Property located in the United States, obtain flood insurance in such total amount reasonably satisfactory to the Agent and as otherwise sufficient to comply in all material respects with all applicable rules and regulations, including Flood Laws, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency).

(d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Restricted Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the foregoing shall not prohibit (i) any merger or consolidation permitted under Section 5.02(b) or any liquidation or dissolution of any Restricted Subsidiary that is not a Borrower, or (ii) failures (other than with respect to the existence of any Borrower) that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(e) Visitation Rights. At any reasonable time and from time to time during normal business hours, permit the Agent or any of the Lenders or any agents or representatives thereof (other than financial advisors or similar persons), to examine and make abstracts from the records and books of account of, and visit the properties of, Holdings and any of its Restricted Subsidiaries, and to discuss the affairs, finances and accounts of Holdings and any of its Restricted Subsidiaries with any of their officers or directors and with their independent certified public accountants (in the presence of the officers of Holdings or such Restricted Subsidiary); provided that (a) except as provided in Section 9.04 hereof, any inspection by any Lender or the Agent or any such representative shall be at such Lender’s or the Agent’s own expense, as applicable, (b) the Lenders shall coordinate the timing of their inspections and provide reasonable notice thereof and (c) unless an Event of Default shall have occurred and be continuing, such inspections, visitations and/or examinations shall be limited to once during any calendar year for each Lender.

(f) Keeping of Books. Keep, and cause each of its Restricted Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made in a manner sufficient to enable Holdings to prepare Consolidated financial statements in accordance with GAAP.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Restricted Subsidiaries to maintain and preserve, all of its Real Property in good working order and condition, ordinary wear and tear excepted, except where all failures to do so could not reasonably be expected to have a Material Adverse Effect.

(h) Transactions with Affiliates. Conduct, and cause each of its Restricted Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates on terms no less favorable in any material respect to Holdings or such Restricted Subsidiary than it would obtain in its good faith judgment in a comparable arm’s-length transaction with a Person not an Affiliate, except for: (i) transactions between Holdings and its Restricted Subsidiaries; (ii) any compensation or similar arrangements approved by the board of directors or other governing body of Holdings or the respective Restricted Subsidiary or entered into in the ordinary course of business; (iii) issuances of Equity Interests of Holdings; (iv) transactions existing on the Effective Date; and (v) transactions with any Finance SPE or any Restricted Subsidiary, joint venture or other arrangement created in connection with any Third-Party Vendor Financing Program or any other receivables financing, and the provision of billing, collection and other services in connection with the foregoing.

(i) Reporting Requirements. Furnish to the Agent for distribution to each Lender:

(i) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of Holdings, the Consolidated balance sheet of Holdings and its Restricted Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of Holdings and its Restricted Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by a Financial Officer as having been prepared in accordance with GAAP and a certificate signed by a Financial Officer (x) certifying whether or not any Responsible Officer has knowledge as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (y) setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03 (the “Compliance Certificate”);

(ii) as soon as available and in any event within 90 days after the end of each fiscal year of Holdings, a copy of the annual audit report for such year for Holdings and its Restricted Subsidiaries, containing the Consolidated balance sheet of Holdings and its Restricted Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of Holdings and its Restricted Subsidiaries for such fiscal year, in each case accompanied by an opinion without qualification by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing and a Compliance Certificate signed by a Financial Officer;

(iii) promptly after a Responsible Officer has knowledge of the occurrence of each Default continuing on the date of such statement, a statement of a Financial Officer setting forth details of such Default and the action that the Company has taken and proposes to take with respect thereto;

(iv) promptly after the filing thereof, copies of all periodic reports, proxy statements and current reports on Form 8-K that Holdings files with the SEC;

(v) promptly after a Responsible Officer has knowledge of the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting Holdings or any of its Restricted Subsidiaries of the type described in Section 4.01(f);

(vi) subject to Section 5.11 of the Collateral Agreement, in connection with the financial statements provided for pursuant to Sections 5.01(i)(i) and 5.01(i)(ii) above, a Perfection Certificate setting forth any changes or additions to the information required therein or confirming that there has been no change in such information since the later of the Effective Date and the date of the last such Perfection Certificate;

(vii) such other information regarding the Collateral, including reports, statements and schedules further identifying and describing the Collateral, as any Lender through the Agent may from time to time reasonably request; and

(viii) such other information regarding the operations, business affairs and financial condition of Holdings or any of its Restricted Subsidiaries, or regarding compliance with this Agreement, as any Lender through the Agent may from time to time reasonably request;

The Company shall be deemed to have delivered the financial statements and other information referred to in subclauses (i), (ii), (iv) and (v) of this Section 5.01(i), when (A) such SEC filings, financials or other information have been posted on the internet website of the SEC (http://www.sec.gov) or on Holdings’ or the Company’s own internet website as previously identified to the Agent and Lenders and (B) the Company has notified the Agent by electronic mail of such posting. If the Agent or a Lender requests such SEC filings, financial statements or other information to be delivered to it in hard copies, the Company shall furnish to the Agent or such Lender, as applicable, such statements accordingly, provided that no such request shall affect that such SEC filings, financial statements or other information have been deemed to have been delivered in accordance with the terms of the immediately preceding sentence.

(j) Covenant to Guarantee Obligations and Give Security. Upon the formation or acquisition by any Loan Party of any new direct or indirect Subsidiary (other than any Excluded Subsidiary), or upon a Subsidiary of any Loan Party ceasing to be an Excluded Subsidiary, the Company shall, at the Company’s expense:

(i) within 60 days (as such time may be extended by the Agent in its reasonable discretion) following the creation or acquisition of such Subsidiary or following such Subsidiary ceasing to be an Excluded Subsidiary, cause such Subsidiary to (a) become a Guarantor and provide the Agent, for the benefit of the Secured Parties, a Lien on its assets (other than Excluded Assets) to secure the Obligations by executing and delivering to the Agent a joinder to the Collateral Agreement or such other document as the Agent shall deem appropriate for such purpose and (b) deliver to the Agent such other customary documentation reasonably requested by the Agent including, without limitation, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Agent;

(ii) within 60 days (as such time may be extended by the Agent in its reasonable discretion) after such formation or acquisition or after such Subsidiary ceases to be an Excluded Subsidiary, cause each direct and indirect parent (to the extent such parent is a Loan Party) of such Subsidiary to pledge its interests in such Subsidiary to the Agent, for the benefit of the Secured Parties, to secure such parent’s Obligations (if it has not already done so) and deliver to the Agent all certificated Equity Interests of such Subsidiary (if any) together with transfer powers in respect thereof endorsed in blank, and cause such Subsidiary:

(a) to duly execute and deliver to the Agent, for the benefit of the Secured Parties, any additional collateral and security agreements or supplements thereto, as reasonably specified by and in form and substance reasonably satisfactory to the Agent to secure payment of all the Obligations of such Subsidiary and constituting Liens on the personal property (other than Excluded Assets) of such Subsidiary; and

(b) to take whatever action (including the filing of UCC financing statements and intellectual property security agreements) may be necessary or advisable in the reasonable opinion of the Agent to vest in the Agent (or in any representative of the Agent designated by it) valid and subsisting first priority perfected Liens on Collateral purported to be subject to the Collateral Agreement and other agreements delivered pursuant to this Section 5.01(j), subject to Permitted Liens; and

(iii) within 60 days after such formation or acquisition or after such Subsidiary ceases to be an Excluded Subsidiary, deliver to the Agent, upon the request of the Agent, a signed copy of a favorable opinion, addressed to the Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Agent as to the matters contained in clauses (i) and (ii) above, and as to such other matters as the Agent may reasonably request.

(iv) Within 120 days (or such longer period as may be agreed to by the Agent in its sole discretion) of (x) the date of this Agreement with respect to Material Real Property held by any Loan Party as of the date hereof or (y) the acquisition of either Material Real Property or an Affiliate which holds Material Real Property and is contemplated to become a Loan Party hereunder, promptly grant to the Agent a security interest in and Mortgage on each Material Real Property owned in fee (or such other similar ownership interest as recognized by local law) by such Loan Party, as additional security for the Obligations. Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Agent and the Agent and shall constitute valid and enforceable perfected Liens subject only to Permitted Liens. Such Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. With respect to each Mortgage, except as may be agreed to by Agent, in its reasonable discretion, the applicable Loan Party shall deliver:

(a) a mortgagee’s policy of title insurance, if available, (or marked up unconditional signed title insurance commitment or pro forma for such insurance having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Property and fixtures described therein in the amount equal to 110% of the fair market value of such Mortgaged Property and fixtures (but not to exceed 100% of the fair market value of such Mortgaged Property in jurisdictions that impose mortgage or intangibles recording tax), which fair market value is delivered to the Agent in writing by a chief operating or similar officer of the applicable Loan Party, which policy (or marked up unconditional signed title insurance commitment or pro forma for such insurance having the effect of a policy of title insurance) (each, a “Title Policy”) shall:

A. be issued by the Title Company;

B. evidence the recording of each Mortgage in such office or offices as may be necessary or, in the opinion of the Agent, desirable to perfect the Lien purposed to be created thereby or to otherwise protect the rights of the Secured Parties thereunder;

C. to the extent necessary and available, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Agent;

D. name the Agent as insured thereunder;

E. contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount);

F. have been supplemented by such endorsements and affirmative coverage as shall be reasonably requested by the Agent (including, but not limited to, endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit/future advance, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot and so-called comprehensive coverage over covenants and restrictions); and

G. contain no exceptions to title other than Permitted Liens;

(b) Surveys with respect to each Mortgaged Property, provided that new or updated Surveys will not be required if an existing survey, ExpressMap or other similar documentation is available and survey coverage, including customary endorsements reliant on a survey, is available for the Title Policies without the need for such new or updated surveys;

(c) if requested by the Agent, a reasonably satisfactory ASTM 1527-13 Phase I Environmental Site Assessment of each Mortgaged Property, in form and substance and by an independent firm reasonably satisfactory to the Agent;

(d) with respect to each improved Mortgaged Property, a “Life-of Loan” Federal Emergency Management Agency Standard Flood Hazard Determination;

(e) an opinion of counsel for Holdings and its Restricted Subsidiaries in each state or other jurisdiction in which a Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as Agent may reasonably request, in each case in form and substance reasonably satisfactory to Agent, it being understood that the foregoing shall not apply to amendments to this Agreement;

(f) an opinion of counsel for Loan Parties in each state in which the Loan Parties party to the Mortgages are organized or formed, with respect to the valid existence, corporate power and authority of such Loan Parties in the granting of the Mortgages, in form and substance reasonably satisfactory to the Agent;

(g) evidence that all other actions reasonably requested by Agent that are necessary in order to create valid and subsisting Liens on the property described in the Mortgage have been taken; and

(h) evidence that all documented and invoiced fees, costs and expenses have been paid in connection with the preparation, execution, filing and recordation of the Mortgages, including reasonable attorneys’ fees, filing and recording fees, title insurance company coordination fees, documentary stamp, mortgage and intangible taxes and title search charges and other charges incurred in connection with the recordation of the Mortgages and the other matters described in this Section 5.01(j).

Notwithstanding anything set forth in this Agreement or any Loan Document to the contrary, Holdings and its Restricted Subsidiaries shall not be required to (i) execute and deliver to the Agent Mortgages with respect to any fee owned real property other than a Material Real Property, or (ii) pledge or grant security interests in any of their property or assets if, in the reasonable judgment of Agent, the costs of creating or perfecting such pledges or security interests in such property or assets are excessive in relation to the benefits to the Secured Parties.

Upon the acquisition by any Loan Party after the date hereof of any fee interest in any Material Real Property, so notify, as promptly as practicable, the Agent, setting forth with specificity a description of the interest acquired, the location of the Real Property, any structures or improvements thereon and either an appraisal or such Loan Party’s good-faith estimate of the current value of such real property. The Agent shall notify the Company whether it intends to require a Mortgage or other security with respect to such new Material Real Property.

(v) Notwithstanding any of the foregoing to the contrary or Section 5.01(k) below, (i) the Collateral shall exclude Excluded Assets, and shall be subject to the limitations and exclusions set forth in the applicable Collateral Documents and (ii) no Foreign Subsidiary shall be required to become a Guarantor or grant a Lien on any of its assets to secure any of the Obligations.

(k) Promptly following a request by the Agent or the Required Lenders through the Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Agent, or any Lender through the Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the

Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents or Section 5.01(j), (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

(l) The Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary in accordance with the definition of “Unrestricted Subsidiary”; provided that (i) immediately before and after giving effect to such designation, no Event of Default shall have occurred and be continuing, (ii) the Company shall be in pro forma compliance with the financial covenants set forth in Section 5.03, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” as defined in the 2023 Senior Notes, (iv) no Unrestricted Subsidiary may have Consolidated Total Assets in excess of 2.5% of Consolidated Total Assets of Holdings and its Restricted Subsidiaries, calculated on a pro forma basis as of the most recently completed fiscal quarter for which financial statements have been delivered, (v) the Consolidated Total Assets of all Unrestricted Subsidiaries shall not exceed 5.0% of Consolidated Total Assets of Holdings and its Restricted Subsidiaries, calculated on a pro forma basis as of the most recently completed fiscal quarter for which financial statements have been delivered, and (vi) no Subsidiary may be designated as an Unrestricted Subsidiary if, after giving effect to such designation, such Subsidiary would have legal or beneficial ownership of, or an exclusive license to, any IP Rights, in each case, that is material to the business of the Loan Parties or their Restricted Subsidiaries.

All outstanding Investments owned by Holdings and its Restricted Subsidiaries in the designated Unrestricted Subsidiary will be treated as an Investment by such Loan Party made at the time of the designation. The amount of all such outstanding Investments will be the aggregate fair market value of such Investments at the time of the designation. The designation will not be permitted if such Restricted Subsidiary does not otherwise meet the definition of an Unrestricted Subsidiary. Any designation of a Subsidiary as an Unrestricted Subsidiary shall be evidenced to the Agent by delivering to the Agent a certificate signed by a Responsible Officer certifying that such designation complied with the foregoing conditions and the conditions set forth in the definition of “Unrestricted Subsidiary” and was permitted by this Section 5.01(l).

If, at any time, any Unrestricted Subsidiary would fail to meet the definition of “Unrestricted Subsidiary” or clauses (iii), (iv) or (v) above, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and (1) any Liens of such Subsidiary, (2) any Debt of such Subsidiary and (3) any Investments of such Subsidiary, in each case shall be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Liens, Debt or Investments are not permitted to be incurred as of such date under Section 5.02(a), Section 5.02(c) or Section 5.02(f), as applicable, the Company shall be in default of such Section 5.02(a), Section 5.02(c) or Section 5.02(f), as applicable.

The Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence, on the date of designation, of Liens, Debt and Investments by a Restricted Subsidiary of any outstanding Liens, Debt and Investments of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Liens are permitted under Section 5.02(a), such Debt is permitted under Section 5.02(c), and such Investments are permitted under Section 5.02(f); and (2) no Event of Default shall have occurred and be continuing.

(m) Post-Closing Matters. The Company shall execute and deliver the documents and complete the tasks set forth on Schedule 5.01(m), in each case within the time limits specified therein (or such longer period of time reasonably acceptable to the Agent in its reasonable discretion).

SECTION 5.02 Negative Covenants. So long as any Advance shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Company and Holdings shall not:

(a) Liens, Etc. Create or suffer to exist, or permit any of its Restricted Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Restricted Subsidiaries to assign, any right to receive income, except:

(i) Permitted Liens;

(ii) Liens pursuant to any Loan Document securing the Obligations;

(iii) the Liens existing on the Effective Date; provided, that any such Lien having an aggregate principal amount outstanding on the Effective Date in excess of $5,000,000 shall be described on Schedule 5.02(a) hereto;

(iv) Liens under any Qualified Receivables Transaction or Third-Party Vendor Financing Programs;

(v) purchase money Liens upon or in any Real Property, equipment or any fixed or capital assets acquired or held by Holdings or any Restricted Subsidiary to secure the purchase price of such property, equipment or assets or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of such property, equipment or assets, in each case created within 180 days of any such acquisition or the completion of such construction or improvement, or Liens existing on such property, equipment or assets at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property), or Liens securing capital lease obligations;

(vi) any Lien existing on any property before the acquisition thereof by Holdings or any of its Restricted Subsidiaries, and Liens on property of a Person existing at the time such Person is merged into or consolidated with Holdings or any Restricted Subsidiary or becomes a Restricted Subsidiary of Holdings; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with Holdings or such Restricted Subsidiary or acquired Holdings or such Restricted Subsidiary; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with Holdings or such Restricted Subsidiary or acquired by Holdings or such Restricted Subsidiary;

(vii) other Liens securing Debt which does not exceed (without duplication), at the time such Lien is created, an aggregate principal amount of $50,000,000 outstanding; provided, that this clause (vii) may not be used to secure Debt on a pari passu basis with the Advances;

(viii) the replacement, extension or renewal of any Lien permitted by clause (ii), (iv) or (v) above upon or in the same property theretofore subject thereto, provided that the replacement, extension or renewal of the Debt secured thereby shall have occurred without any (A) increase in the amount thereof other than to finance fees and expenses incurred in connection with such extension, renewal, refinancing or replacement, or (B) change in any direct or contingent obligor thereunder;

(ix) Liens owing to Holdings or any of its Restricted Subsidiaries;

(x) Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business securing obligations under Swap Contracts designed solely to protect Holdings or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(xi) Liens in favor of customs and revenue authorities arising in the ordinary course of business and as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xii) Liens consisting of any rights retained by a seller or shipper of goods in such goods prior to receipt of payment therefor during the shipment of such goods from the seller to the buyer;

(xiii) Liens consisting of the rights of consignors of goods, whether or not perfected;

(xiv) Liens in favor of lessors securing obligations (not constituting Debt) under operating leases;

(xv) any financing statement reflecting a security interest that would otherwise be permitted under this Section 5.02(a); and

(xvi) (A) Liens consisting of non-exclusive licenses of IP Rights granted in the ordinary course of business and (B) Liens consisting of exclusive licenses of IP Rights granted in the ordinary course of business to the extent the grant of such exclusive license was a Disposition permitted under Section 5.2(e) and such IP Rights are not material to the business of the Loan Parties or their Restricted Subsidiaries;

(b) Mergers, Etc. Merge or consolidate with or into any Person, or permit any of its Restricted Subsidiaries to do so, except:

(i) mergers between Loan Parties, provided that if one of such Loan Parties is a Borrower hereunder, the surviving entity is, or becomes, a Borrower hereunder and if such Loan Party was the Initial Borrower, the Initial Borrower is the surviving entity;

(ii) mergers with a third-party in which a Loan Party is the surviving entity or where the surviving entity is, or becomes, a Loan Party; and

(iii) mergers of a Restricted Subsidiary of Holdings with a third-party as part of a sale or other disposition of all or any part of such Restricted Subsidiary not prohibited by Section 5.02(d);

provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c) Debt. Incur, or permit any of its Restricted Subsidiaries to incur, any Debt, except:

(i) Debt under the Loan Documents, including, without limitation, any Commitment Increase pursuant to Section 2.18(a);

(ii) Debt existing on the Effective Date; provided, that any such Debt having an aggregate principal amount outstanding on the Effective Date in excess of $5,000,000 shall be described on Schedule 5.02(c) hereto;

(iii) Debt in connection with Qualified Receivables Transactions and Third-Party Vendor Financing Programs;

(iv) Debt owed to Holdings or to any of its Restricted Subsidiaries; provided that, such Debt, to the extent owed by a Loan Party to a Restricted Subsidiary that is not a Loan Party, shall be subordinated to the payment of the Obligations in a manner reasonably satisfactory to the Agent;

(v) Debt (including, without limitation, capital leases) incurred solely for the purpose of financing the acquisition, construction or improvement of any Real Property, business, equipment or fixed or capital asset acquired or held by Holdings or any Restricted Subsidiary, in each case incurred within 180 days of any such acquisition, construction or improvement;

(vi) Debt secured by Liens permitted under Section 5.02(a)(vi) and Debt existing at the time any Person is merged into or consolidated with Holdings or any of its Restricted Subsidiaries or becomes a Restricted Subsidiary of Holdings;

(vii) Debt in respect of acceptances, letters of credit or similar extensions of credit that (A) does not support obligations for borrowed money prohibited hereby and (B) is not drawn upon (or, if drawn upon, are reimbursed within five Business Days following payment thereof);

(viii) indorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(ix) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Debt is extinguished within five Business Days of incurrence;

(x) Debt of the Loan Parties under direct or indirect Guarantees in respect of, or obligations (contingent or otherwise) to purchase or acquire, or otherwise to assure a creditor against loss in respect of, Debt of another Restricted Subsidiary of Holdings not prohibited by this Section 5.02(c);

(xi) Permitted Refinancing of Debt existing or permitted to be incurred under clauses 5.2(c)(ii), (v) or (xv) or Debt incurred by a Finance SPE;

(xii) Debt of the type permitted to be secured under Section 5.02(a)(x) (whether or not secured by Liens);

(xiii) Debt incurred by Restricted Subsidiaries that are not Loan Parties in an aggregate principal amount outstanding at any time not to exceed $50,000,000;

(xiv) additional unsecured Debt incurred by Loan Parties so long as Holdings is in pro forma compliance with Section 5.03(a) at such time; and

(xv) obligations (contingent or otherwise) of the Company or any Restricted Subsidiary existing or hereafter arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation; and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party (other than pursuant to customary netting or set-off provisions and except as contemplated by Section 9.22);

(d) Sale of All or Substantially All Assets. Sell, lease, transfer or otherwise Dispose of all or substantially all of its assets, in each case, for Holdings, the Company and its Restricted Subsidiaries taken as a whole, except:

(i) in connection with any Qualified Receivables Transaction or Third-Party Vendor Financing Programs;

(ii) the Loan Parties are permitted to sell, transfer or otherwise Dispose of all or substantially all of its assets of XFS, subject to Section 5.02(e)(xiv); and

(iii) the Loan Parties are permitted to sell, transfer or otherwise Dispose of all or substantially all of its assets of PARC, subject to Section 5.02(e)(xv);

(e) Dispositions. Make any Disposition or enter into any agreement to make any Disposition, or permit any of its Restricted Subsidiaries to do so, in each case, having a fair market value in excess of (x) $25,000,000 in a single transaction or in a related series of transactions or (y) $75,000,000 in the aggregate in any fiscal year, when combined with all other Dispositions in such fiscal year; provided that this Section 5.02(e) shall not restrict the following:

(i) Dispositions of surplus, obsolete, used or worn out property, whether now owned or hereafter acquired in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of Holdings and its Restricted Subsidiaries;

(ii) Dispositions of property by a Borrower to any Restricted Subsidiary, or by any Restricted Subsidiary to any Borrower or to a Restricted Subsidiary; provided that, notwithstanding anything to the contrary herein, with respect to any Disposition of IP Rights, if the transferor of such property is a Loan Party, the transferee thereof must be a Loan Party;

(iii) Dispositions consisting of non-exclusive licenses of IP Rights granted in the ordinary course of business;

(iv) Dispositions of accounts receivable for purposes of collection or forgiveness or discounting of accounts receivable in the ordinary course of business;

(v) Dispositions of investment securities, cash and cash equivalents in the ordinary course of business;

(vi) transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property that has been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(vii) Dispositions of Investments in joint ventures or any Subsidiary that is not a Wholly-Owned Subsidiary to the extent required by, or made pursuant to, buy/sell arrangements between the joint venture or similar parties set forth in joint venture arrangements and similar binding arrangements;

(viii) (A) termination of leases in the ordinary course of business, (B) the expiration of any option agreement in respect of real or personal property and (C) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims (including in tort) in the ordinary course of business;

(ix) any merger, consolidation, Disposition or conveyance the sole purpose of which is to reincorporate or reorganize (A) any Domestic Subsidiary in another jurisdiction in the United States or (B) any Foreign Subsidiary in the United States or any other jurisdiction;

(x) terminations of Swap Contracts;

(xi) the abandonment, permitting to lapse, dedication to the public domain, or other Disposition of IP Rights that are no longer used in or useful to the business of the Loan Parties;

(xii) Dispositions in connection with a Qualified Receivables Transaction; provided that (A) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof and (B) no Event of Default shall have occurred and be continuing at the time such Disposition is made;

(xiii) Dispositions by Holdings and its Restricted Subsidiaries of property not otherwise permitted under this Section 5.02(e); provided that (i) at the time of such Disposition and after giving effect thereto, no Event of Default shall exist or would result from such Disposition as of the date of the agreement governing such Disposition, (ii) the consideration received for such property shall be in an amount at least equal to the fair market value thereof, (iii) no less than 75.0% of such consideration shall be paid in cash and (iv) such property shall not consist of IP Rights that are material to the business of the Loan Parties or their Restricted Subsidiaries; provided, further, that for the purposes of clause (iii), the following shall be deemed to be cash: (A) any liabilities (as shown on Holdings’ or the applicable Restricted Subsidiary’s most recent balance sheet (other than liabilities that are by their terms subordinated to the Obligations)) that are assumed by the transferee with respect to the applicable Disposition and for which Holdings and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by Holdings or the applicable Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into cash or cash equivalents (to the extent of the cash or cash equivalents received) within 180 days (or such longer period as the Agent may agree) following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received during the term of this Agreement pursuant to this clause (C), not in excess of $10,000,000;

(xiv) Dispositions of the assets or Equity Interests of XFS and/or of any foreign Restricted Subsidiary that is related to the financing business conducted by XFS and set forth on Schedule 5.02(e), in each case, at fair market value; provided, that (x) Holdings is in pro forma compliance with Section 5.03 at such time and (y) no Event of Default shall have occurred and be continuing; provided, further, that any net cash proceeds received from such Disposition shall be applied first to repay any outstanding Advances (without reducing the Revolving Credit Commitments);

(xv) Dispositions of the assets or Equity Interests of PARC at fair market value; provided, that (x) Holdings is in pro forma compliance with Section 5.03 at such time and (y) no Event of Default shall have occurred and be continuing; provided, further, that any net cash proceeds received from such Disposition shall be applied first to repay any outstanding Advances (without reducing the Revolving Credit Commitments); and

(xvi) other Dispositions for fair market value which, in the aggregate, do not exceed $25,000,000;

(f) Investments. Make, or permit any of its Restricted Subsidiaries to make, any Investments, unless (x) Holdings is in pro forma compliance with Section 5.03 at such time and (y) no Event of Default shall have occurred and be continuing; provided that this Section 5.02(f) shall not restrict the following:

(i) Investments in the form of cash and cash equivalents;

(ii) Investments in connection with intercompany cash management arrangements and related activities in the ordinary course of business;

(iii) advances to officers, directors, employees and consultants of the Company and its Restricted Subsidiaries (A) in an aggregate amount not to exceed $10,000,000 at any time outstanding, for payroll, salary, travel, entertainment, relocation and analogous ordinary business purposes; and (B) in connection with such Person’s purchase of Equity Interests of the Company; provided that no cash is actually advanced pursuant to this clause (ii) unless promptly repaid;

(iv) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(v) Guarantees of Debt permitted by Section 5.02(c);

(vi) Investments existing on, or made pursuant to legally binding written commitments in existence on, the Effective Date and set forth on Schedule 5.02(f) hereto and any modification, replacement, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 5.02(f) and the terms and conditions of such modified, replacement, renewed or extended Investment shall not be materially less favorable, taken as a whole, to the Loan Parties than the Investment being modified, replaced, renewed or extended;

(vii) promissory notes, property (tangible or intangible) and other non-cash consideration received in connection with Dispositions permitted by Section 5.02(e);

(viii) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business and upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(ix) Investments in a Receivables SPE or any Investment by a Receivables SPE in any other Person, including the payment of receivables fees, in each case, (A) in connection with a Qualified Receivables Transaction and (B) constituting a Disposition permitted pursuant to Section 5.02(e)(xii);

(x) Swap Contracts to the extent permitted pursuant to Section 5.02(c)(xv);

(xi) pension fund and other employee benefit plan obligations and liabilities; and

(xii) Investments comprising Equity Interests of the Company and of any Restricted Subsidiary; provided, that, after giving effect thereto, such Investment shall not result in any material impairment in respect of the Collateral or the security interest granted under the Collateral Documents;

(g) Restricted Payments. (i) Declare or make, directly or indirectly, any Restricted Payment, or (ii) prepay, redeem, purchase, defease or otherwise satisfy more than 90 days prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any subordinated Debt (or, in either case, incur any obligation (contingent or otherwise) to do so), or, in either case, permit any of its Restricted Subsidiaries to do so, except:

(i) each Restricted Subsidiary may make Restricted Payments to Holdings, the Company, the Guarantors and any other Person (including any other Restricted Subsidiary) that owns an Equity Interest in such Restricted Subsidiary ratably according to their respective holdings of the relevant class of Equity Interest in respect of which such Restricted Payment is being made;

(ii) Holdings and each Restricted Subsidiary may make Restricted Payments pursuant to and in accordance with stock option, stock purchase and other benefit plans of general application to management, directors, employees or other individual services providers of Holdings and its Restricted Subsidiaries, as adopted or implemented in the ordinary course of business;

(iii) the Company and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in Qualified Equity Securities of such Person, in the case of a Restricted Subsidiary, ratably to each Person that owns an Equity Interest in such Restricted Subsidiary of the class of Equity Interest in respect of which the Restricted Payment is being made;

(iv) the Company and each Restricted Subsidiary may purchase, redeem or otherwise acquire or retire Equity Interests issued by it with the proceeds (whether in cash or Equity Interests) received from the substantially concurrent issue of new Qualified Equity Securities issued by it or Equity Interests of any Parent Company;

(v) non-cash repurchases of Equity Interests of the Company deemed to occur (i) upon the non-cash exercise of stock options and warrants or similar equity incentive awards, and (ii) in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee to pay for the taxes payable by such director or employee upon such grant or award shall be permitted;

(vi) the Company or any of its Restricted Subsidiaries may (A) pay cash in lieu of fractional shares in connection with any dividend, distribution, split or combination thereof or any permitted acquisition and (B) honor any conversion request by a holder of convertible Debt and make cash payments in lieu of fractional shares in connection with any such conversion;

(vii) the Company may repurchase (or make Restricted Payments to any Parent Company to enable it to repurchase) its Equity Interests upon the exercise of options or warrants or other securities convertible into or exchangeable for Equity Interests if such Equity Interests represent all or a portion of the exercise price of such options or warrants or other securities as part of a “cashless” exercise;

(viii) the payment of dividends and distributions within 90 days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with the other provisions of this Section 5.02(g) shall be permitted;

(ix) the Company or any of its Restricted Subsidiaries may make Restricted Payments, in the aggregate in any fiscal year, in an amount equal to the greater of (A) $200,000,000 and (B) 50% of Free Cash Flow, if any, for the immediately prior Free Cash Flow Period; provided that no Event of Default shall have occurred and be continuing immediately prior to, or shall result from, such Restricted Payment; and

(x) the Company or any of its Restricted Subsidiaries may make additional Restricted Payments; provided that (x) after giving pro forma effect thereto and the application of the net proceeds therefrom, the Total Net Leverage Ratio for the Measurement Period immediately preceding such Restricted Payment would be no greater than 3.50 to 1.00 and (y) no Event of Default shall have occurred and be continuing immediately prior to, or shall result from, such Restricted Payment;

(h) Payment Restrictions Affecting Restricted Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Restricted Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Restricted Subsidiaries (x) to create or permit to exist any Lien on any of its property or (y) to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or make investments in, Holdings or any of its Restricted Subsidiaries (including through a covenant restricting dividends, loans, asset transfers or investments or a financial covenant which has the effect thereof), except (i) restrictions, limitations, conditions and prohibitions existing on the Effective Date, (ii) restrictions, limitations, conditions and prohibitions under or imposed by any indenture, agreement or instrument existing on the Effective Date (including this Agreement) and any similar indentures, agreements or instruments to the extent such restrictions, limitations conditions and prohibitions are no more restrictive than those set forth in such existing indentures, agreements or instruments, (iii) any agreement in effect at the time a Person first became a Restricted Subsidiary of Holdings, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of Holdings, (iv) any restrictions consisting of customary provisions restricting assignment, subletting or other transfers contained in leases, licenses and joint ventures and other agreements so long as such restrictions do not extend to assets other than those that are the subject of such Lease, license, joint venture or other agreement, (v) restrictions with respect to any asset or Restricted Subsidiary of Holdings pending the close of the sale of such asset or such Restricted Subsidiary, (vi) any restriction or encumbrance on the transfer of any assets subject to the Liens permitted by Section 5.02(a), (vii) any restriction or encumbrance imposed by applicable law, regulation, court order, rule or decree (including at the direction of any regulatory agency or department), or (viii) restrictions, limitations, conditions and prohibitions imposed in respect of the types of assets subject to, and any other restrictions consisting of customary provisions in connection with, any Third-Party Vendor Financing Program or any Qualified Receivables Transaction.

(i) Change in Nature of Business. Engage, together with its Wholly-Owned Subsidiaries (other than IP Companies), in any business as their principal lines of business, taken as a whole, other than the principal lines of business engaged in by Holdings and its Restricted Subsidiaries, taken as a whole, on the Effective Date and similar or related businesses. For purposes of the foregoing, “IP Company” means any Person, whether now existing or hereafter formed, in which Holdings or any of its Wholly-Owned Subsidiaries owns or acquires any Equity Interests, which Person has, as its sole primary business, one or more of the following: (i) research and development, (ii) the generation or management of intellectual property, (iii) the commercialization or maximization of the value of intellectual property developed by or transferred to such Person by Holdings or one or more of its Wholly-Owned Subsidiaries, and (iv) activities incidental thereto.

(j) Use of Proceeds. Request, or permit any other Borrower to request, any Borrowing or Letter of Credit, or directly use or knowingly indirectly use, or permit any other Borrower, its Subsidiaries or its or their respective directors, officers, employees and agents to directly use or knowingly indirectly use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws and any Anti-Terrorism Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto. Holdings and its Subsidiaries shall not (x) repay any Advance with funds derived from any unlawful activity or (y) permit any Collateral to become Embargoed Property.

SECTION 5.03 Financial Covenants. So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, Holdings will:

(a) Total Net Leverage Ratio. With respect to the last day of each fiscal quarter, commencing with the quarter ended September 30, 2022, maintain a Total Net Leverage Ratio as set forth in the table below:

Quarter Ended	Total Net Leverage Ratio
September 30, 2022	5.25:1.00
December 31, 2022	5.00:1.00
March 31, 2023	4.75:1.00
June 30, 2023	4.50:1.00
September 30, 2023	4.25:1.00
December 31, 2023	4.25:1.00
March 31, 2024	4.25:1.00

(b) Interest Coverage Ratio. With respect to the last day of each fiscal quarter, commencing with the quarter ended September 30, 2022, maintain an Interest Coverage Ratio as set forth in the table below:

Quarter Ended	Interest Coverage Ratio
September 30, 2022	2.25:1.00
December 31, 2022	2.50:1.00
March 31, 2023	2.75:1.00
June 30, 2023	2.75:1.00
September 30, 2023	2.75:1.00
December 31, 2023	2.75:1.00
March 31, 2024	2.75:1.00

(c) Minimum Unrestricted Cash. With respect to the last day of each fiscal quarter, commencing with the quarter ended September 30, 2022, maintain Unrestricted Cash in an amount not less than $500,000,000.

ARTICLE VI.

EVENTS OF DEFAULT

SECTION 6.01 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) Any Borrower shall fail to pay any principal of any Advance or any reimbursement obligation in respect of a Letter of Credit when the same becomes due and payable; or any Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within five Business Days after the same becomes due and payable; or

(b) Any representation or warranty made by any Borrower or Guarantor herein or by any Borrower or Guarantor in connection with this Agreement or by any Designated Subsidiary in the Designation Agreement pursuant to which such Designated Subsidiary became a Borrower hereunder shall prove to have been incorrect in any material respect when made; or

(c) (i) Any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), (h), (i)(iii) or (i)(v), 5.02 or 5.03, (ii) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(i)(i), (ii), (iv) or (vi) if such failure shall remain unremedied for five Business Days after written notice thereof shall have been given to such Loan Party by the Agent at the request of any Lender, or (iii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to such Loan Party by the Agent at the request of any Lender; or

(d) Any Loan Party or any of its Material Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal amount, or net obligations in respect of Swap Contracts, of at least $50,000,000 in the aggregate (but excluding Debt outstanding hereunder) of any Loan Party, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt or Swap Contract obligations and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or Swap Contracts obligations; or any such Debt or Swap Contracts obligations shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption, or in the case of secured Debt that becomes due as a result of a voluntary sale or transfer of the property securing such Debt), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt or Swap Contracts obligations shall be required to be made (other than in the case of secured Debt that becomes due as a result of a voluntary sale or transfer of the property securing such Debt), in each case prior to the stated maturity thereof; or

(e) Any Loan Party or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any Loan Party or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) Judgments or orders for the payment of money in excess of $50,000,000 in the aggregate shall be rendered against any Loan Party or any of its Material Subsidiaries and either (i) enforcement proceedings to attach or levy upon any assets of any Loan Party or its Material Subsidiaries shall have been commenced by any creditor to enforce such judgment or order or (ii) such judgment or order shall not be discharged and there shall be any period of 45 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be subject to this Section 6.01(f) to the extent and for so long as (x) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (y) such insurer, which shall be rated at least “A-” by A.M. Best Company, has been notified of, and has not denied in writing the claim made for payment of, the amount of such judgment or order; or

(g) (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of Holdings (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of Holdings; (ii) during any period of up to 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of Holdings, together with individuals who were either (x) elected by a majority of the remaining members of the board of directors of Holdings, (y) nominated for election by a majority of the remaining members of the board of directors of Holdings or (z) appointed by directors so nominated, shall cease for any reason to constitute a majority of the board of directors of Holdings; or (iii) Holdings shall cease to own, directly or indirectly, 100% of the Voting Stock of the Initial Borrower; or

(h) The Company or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur liability in excess of $100,000,000 in the aggregate in any year as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Company or any of their ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or

(i) any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against the applicable Loan Parties, or any Loan Party shall so state in writing;

(j) so long as any Restricted Subsidiary of the Initial Borrower is a Borrower, 80% (or, in the case of PARC, 90%) of the Equity Interest of such Borrower shall for any reason cease to be owned, directly or indirectly, by the Initial Borrower; or

(k) any Collateral Document after delivery thereof pursuant to Article III or Section 5.01(j) shall for any reason (other than pursuant to the terms hereof) cease to create a valid and perfected first priority Lien on any material portion of Collateral purported to be covered thereby;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company, declare the obligation of each Lender to make Advances (other than Advances to be made by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code, (A)

the obligation of each Lender to make Advances (other than Advances to be made by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.

SECTION 6.02 Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Company to, and forthwith upon such demand the Company will, (a) pay to the Agent on behalf of the Lenders in same day funds at the Agent’s office designated in such demand, for deposit in the L/C Cash Deposit Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Required Lenders and not more disadvantageous to the Company than clause (a); provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code, an amount equal to the aggregate Available Amount of all outstanding Letters of Credit shall be immediately due and payable to the Agent for the account of the Lenders without notice to or demand upon the Company, which are expressly waived by each Borrower, to be held in the L/C Cash Deposit Account. If at any time an Event of Default is continuing the Agent determines that any funds held in the L/C Cash Deposit Account are subject to any right or claim of any Person other than the Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Company will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Deposit Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Deposit Account that the Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Deposit Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law. After all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Company hereunder and under the Notes shall have been paid in full, the balance, if any, in such L/C Cash Deposit Account shall be returned to the Company.

SECTION 6.03 Application of Funds. After the exercise of remedies provided for in Sections 6.01 and 6.02 (or after the Advances have automatically become immediately due and payable and the Letters of Credit have automatically been required to be Cash Collateralized as set forth in to Section 6.02), any amounts received on account of the Obligations shall be applied by the Agent in the order specified in Section 6.5 of the Collateral Agreement.

ARTICLE VII.

[RESERVED]

ARTICLE VIII.

THE AGENT

SECTION 8.01 Appointment and Authority.

(a) Each of the Lenders and the Issuing Banks hereby irrevocably appoints Citibank to act on its behalf as the Agent hereunder and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent, the Lenders and the Issuing Banks, and no Borrower shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Cash Management Bank and potential Hedge Bank) and the Issuing Banks hereby irrevocably appoints and authorizes the Agent to act as the agent of such Lender and such Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Agent, as “collateral agent”, and any co-agents, sub-agents and attorneys-in-fact appointed by the Agent pursuant to Section 8.06 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder (at the direction of the Agent), shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.04(b)), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents, as if set forth in full herein with respect thereto. The provisions of this Article VIII shall survive the payment in full of the Obligations, the termination of the Commitments and the termination of this Agreement.

SECTION 8.02 Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Holdings or any Restricted Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03 Exculpatory Provisions. (a)The Agent shall not have any duties or obligations except those expressly set forth herein, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to this Agreement or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(b) The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 and 6.01), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent in writing by the Company, a Lender or an Issuing Bank.

(c) The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document, or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

SECTION 8.04 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Advance or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05 Indemnification. (a) Each Lender severally agrees to indemnify the Agent, in its capacity as such (to the extent not reimbursed by the Company), from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its Ratable Share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Company. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

(b) Each Lender severally agrees to indemnify the Issuing Banks, in their respective capacities as such (to the extent not promptly reimbursed by the Company), from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any such Issuing Bank in any way relating to or arising out of this Agreement or any action taken or omitted by such Issuing Bank hereunder or in connection herewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse any such Issuing Bank promptly upon demand for its Ratable Share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Company under Section 9.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Company.

(c) The failure of any Lender to reimburse the Agent or any Issuing Bank promptly upon demand for its Ratable Share of any amount required to be paid by the Lenders to the Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent or any Issuing Bank for its Ratable Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent or any Issuing Bank for such other Lender’s Ratable Share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes. Each of the Agent and each Issuing Bank agrees to return to the Lenders their respective Ratable Shares of any amounts paid under this Section 8.05 that are subsequently reimbursed by the Company.

SECTION 8.06 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Commitments as well as activities as Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 8.07 Resignation of Agent. (a) The Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, provided that, unless an Event of Default has occurred and is continuing, such successor Agent shall be reasonably satisfactory to the Company. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Agent and appoint a successor, provided that, unless an Event of Default has occurred and is continuing, such successor Agent shall be reasonably satisfactory to the Company. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder (except that in the case of any collateral security held by the Agent on behalf of the Lenders or the Issuing Banks under this Agreement, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder. The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

SECTION 8.08 Non-Reliance on Agent and Other Lenders. Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder.

SECTION 8.09 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Lead Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement, except in its capacity, as applicable, as the Agent, a Lender or an Issuing Bank hereunder.

SECTION 8.10 Lender ERISA Representation.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Agent and each other Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Advances, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b) In addition, unless subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Agent and each other Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that:

(i) none of the Agent or any other Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Advances, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Agent or any other Lead Arranger or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Advances, the Letters of Credit, the Commitments or this Agreement.

(c) The Agent and each other Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Advances, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Advances, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Advances, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 8.11 Erroneous Payment.

(a) If the Agent notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (any such Lender, Issuing Bank, Secured Party or other recipient, a “Payment Recipient”), that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two

Business Days thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender, Issuing Bank or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 8.11(b).

(c) Each Lender, Issuing Bank or Secured Party hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Agent to such Lender, Issuing Bank or Secured Party from any source, against any amount due to the Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with immediately preceding clause (a), from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Lender or Issuing Lender at any time, (i) such Lender or Issuing Bank shall be deemed to have assigned its Advances (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Advances (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance), and is hereby (together with the Company) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an approved electronic platform as to which the Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Bank shall deliver any Notes evidencing such Advances to the Company or the Agent, (ii) the Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Bank shall cease to be a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Bank and (iv) the Agent may reflect in the Register its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment. The Agent may, in its discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Bank shall be reduced by the net proceeds of the sale of such Advance (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Lender or Issuing Bank (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Bank and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Agent has sold an Advance (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Agent may be equitably subrogated, the Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Bank or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from any Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 8.11 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

SECTION 8.12 Collateral and Guaranty Matters. Each Lender (including in its capacities as a potential Cash Management Bank and as a potential Hedge Bank) and Issuing Bank irrevocably authorizes the Agent, at its option and in its discretion, after the Effective Date:

(a) to release any Lien to the extent securing the Obligations on any property granted to or held by the Agent under any Loan Document (i) upon termination in whole of the Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements), the termination or expiration with no pending drawings of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized or as to which other arrangements satisfactory to the Agent and the applicable Issuing Bank shall have been made) and the termination and payment in full of all obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements in respect of which the Agent has received notice pursuant to Section 8.13 (other than any such agreements as to which other arrangements reasonably satisfactory to the applicable Cash Management Bank or Hedge Bank have been made), (ii) that is disposed of in a transaction permitted hereunder the result of which is that, following the consummation thereof, no Loan Party has rights in the property being disposed of, (iii) if approved, authorized or ratified in writing in accordance with Section 9.01 or (iv) that is on or with respect to Mortgaged Property which is not Material Real Property;

(b) to release any Guarantor from its Guarantee of the Obligations under the Collateral Agreement (i) upon termination in whole of the Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements), the termination or expiration with no pending drawings of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized or as to which other arrangements satisfactory to the Agent and the applicable Issuing Bank shall have been made) and the termination and payment in full of all obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements in respect of which the Agent has received notice pursuant to Section 8.13 (other than any such agreements as to which other arrangements reasonably satisfactory to the applicable Cash Management Bank or Hedge Bank have been made), or (ii) if approved, authorized or ratified in writing in accordance with Section 9.01;

(c) to release any Guarantor from its Guarantee of the Obligations and all Liens granted by any such Guarantor, and all pledges of Equity Interests in any such Guarantor under the Collateral Agreement if such Person ceases to be a Restricted Subsidiary (including by way of liquidation, merger, consolidation, amalgamation or dissolution or disposition thereof as permitted by this Agreement), or becomes an Excluded Subsidiary; provided, that if such Guarantor becomes an Excluded Subsidiary solely in reliance on clause (e) of the definition of “Excluded Subsidiary,” then the release of such Guarantor from its Obligations under the Loan Documents shall only be permitted if the related transaction is not entered into for the primary purpose of evading the collateral and guarantee requirements of this Agreement and/or with an Affiliate of the Company and no other justifiable business purpose;

(d) to execute any intercreditor agreements and/or subordination agreements with any holder of any Debt or Liens permitted by this Agreement to the extent such intercreditor agreement and/or subordination agreement is required by the terms hereof; and

(e) to subordinate any Lien on any property granted to or held by the Agent under any Loan Document, to the extent securing the Obligations, to the holder of any Lien on such property that is permitted by Section 5.02(a)(iv).

Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of Collateral, or to release any Guarantor from its Guarantee of the Obligations under the Collateral Agreement pursuant to this Section 8.12. In each case as specified in this Section 8.12, the Agent will, at the Company’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its Guarantee of the Obligations under the Collateral Agreement, in each case in accordance with the terms of the Loan Documents and this Section 8.12.

SECTION 8.13 Additional Secured Parties. No Cash Management Bank or Hedge Bank that obtains the benefits of the Collateral Agreement or any Collateral by virtue of the provisions hereof or of the Collateral Agreement or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Agent has received written notice of such Obligations, together with such supporting documentation as the Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

SECTION 8.14 Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment or composition under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party or the Agent (irrespective of whether the principal of any Advances or L/C Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the amount of the principal and interest owing and unpaid in respect of the Advances, L/C Obligations and all other Obligations, in each case, that are owing and unpaid by such Loan Party and to file such other documents as may be necessary or advisable in order to have such claims of the Lenders, the Issuing Banks and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Agent and their respective agents and counsel and all other amounts due to the Lenders, the Issuing Banks and the Agent under Section 2.04 and Section 8.05 which are reimbursable or payable by such Loan Party) allowed in such judicial proceeding;

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c) any custodian, receiver, assignee, trustee, liquidator, sequestrator, examiner or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Banks to make such payments to the Agent and, if the Agent shall consent, to the making of such payments directly to the Lenders and Issuing Banks, to pay to the Agent (and Lenders and the Issuing Banks, as applicable) any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Section 2.04 and Section 8.05 in each case reimbursable or payable by such Loan Party.

(d) Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Banks any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Banks to authorize the Agent to vote in respect of the claim of any Lender or the Issuing Banks or in any such proceeding. The Secured Parties hereby irrevocably authorize the Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase all or any portion of the Collateral (x) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, and (y) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Agent (whether by judicial action or otherwise) in accordance with applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.01, and (ii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Lender or any acquisition vehicle to take any further action.

ARTICLE IX.

MISCELLANEOUS

SECTION 9.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all affected Lenders, do any of the following:

(a) reduce the principal of, or rate of interest on, the Advances, any reimbursement obligation in respect of a Letter of Credit or any fees or other amounts payable hereunder; provided, that only the consent of the Required Lenders shall be necessary to amend (i) the definition of “Default Interest” or to waive any obligation of any Borrower to pay Default Interest and (ii) any financial ratio (including any defined term used therein) or any definition relating to any (x) financial calculation or (y) currency exchange rate calculation affecting compliance with Sections 5.02(a), (c) or (f), with respect to the amount of Liens, Debt or Investments in currencies other than Dollars hereunder even if, in the case of clause (x) and (y), the effect of such amendment would be to reduce the rate of interest on any Advance or L/C Obligation or to reduce any fee payable hereunder;

(b) postpone any date fixed for any payment of principal of, or interest on, the Advances, any reimbursement obligation in respect of a Letter of Credit or any fees or other amounts payable hereunder;

(c) increase the Commitments of the Lenders other than in accordance with Section 2.18 or extend the Commitments of the Lenders;

(d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder;

(e) release any Borrower from any of its payment obligations under any Loan Document;

(f) change Section 6.03 of this Agreement or Section 6.5 of the Collateral Agreement in a manner that would alter the order of application or pro rata sharing of payments required thereby;

(g) release all or substantially all of the value of the Guarantees of the Obligations in any transaction or series of transactions without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 8.12 (in which case such release may be made by the Agent acting alone);

(h) release all or substantially all of the Collateral in any transaction or series of related transactions without the written consent of each Lender, except to the extent the release of any Collateral is permitted pursuant to Section 8.12 (in which case such release may be made by the Agent acting alone);

(i) contractually subordinate all or any portion of the Revolving Credit Facility or the Liens on all or substantially all of the Collateral securing the Revolving Credit Facility to any other Debt or Liens; or

(j) amend this Section 9.01;

provided, further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note, and (y) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Issuing Banks in their capacities as such under this Agreement.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have the right to approve or disapprove any amendment, waiver or consent hereunder, except that (a) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender, (b) the principal amount of any Advances outstanding to such Defaulting Lender may not be waived, forgiven or reduced without such Lender’s consent and (c) the final maturity date(s) of such Defaulting Lender’s Advances or any other extensions of credit or obligations of the Company owing to such Defaulting Lender may not be extended without such Defaulting Lender’s consent.

SECTION 9.02 Notices, Etc. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to any Borrower, to it at 201 Merritt 7, Norwalk, Connecticut 06851, Attention of Vice President and Treasurer (Telephone No. 203-849-2646);

(ii) if to the Agent, to Citibank at Citibank Delaware, One Penn’s Way, OPS II, New Castle, Delaware 19720, Attention: Agency Operations (AgencyABTFSupport@citi.com (Borrower inquiries only); GlAgentOfficeOps@Citi.com (Borrower notifications); Facsimile No. (646) 274-5080; Telephone No. (302) 894-6010);

(iii) if any Issuing Bank, to it at the address provided in writing to the Agent and the Company at the time of its appointment as an Issuing Bank hereunder;

(iv) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) Each Borrower agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent and its Related Parties (collectively, the “Agent Parties”) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent Parties have any liability to any Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s or the Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Borrower pursuant to this Agreement or the transactions contemplated herein which is distributed to the Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

SECTION 9.03 No Waiver; Remedies; Enforcement. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Sections 6.01 and 6.02 for the benefit of all the Lenders and the Issuing Banks and, in respect of the Collateral Documents, any other Secured Party; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) each of the Issuing Banks from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.05, or (d) any Secured Party from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Sections 6.01 and 6.02 and (ii) in addition to the matters set forth in clauses (b), (c), and (d) of the preceding proviso and subject to Section 2.15, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 9.04 Costs and Expenses. (a) Holdings and the Company agree to pay on demand all documented reasonable out-of-pocket costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Loan Documents and any other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Company further agrees to pay on demand all out-of-pocket costs and expenses of the Agent and the Lenders, if any, in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Loan Documents and any other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a).

(b) Holdings and the Company agree to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents, controlling persons, equityholders, partners, members and other representatives of each of the foregoing (each, an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable, documented and invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Party may become subject to the extent arising out of, resulting from or in connection with, any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to any of the foregoing (any of the foregoing, a “Proceeding”), in connection with (i) this Agreement, the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or Letters of Credit (or with respect to any activities related thereto, including the preparation of such documentation) or (ii) the actual presence of Hazardous Materials on any property of Holdings or any of its Subsidiaries or any Environmental Action relating in any way to Holdings or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct. In the case of any Proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective regardless of whether any such Indemnified Party is a party thereto and whether or not such Proceeding is brought by a Loan Party or the equityholders, Affiliates or creditors of a Loan Party or any other third person. Holdings and the Company agree to reimburse each such Indemnified Party within 30 days following written demand therefor (together with backup documentation supporting such reimbursement request) for any reasonable, documented and invoiced out-of-pocket legal expenses of one firm of counsel for the Indemnified Party, and, in the case of a conflict of interest, one additional firm of counsel to the similarly situated affected Indemnified Party, and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for the Indemnified Parties (taken as a whole), and other reasonable, documented and invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing.

(c) Holdings and the Company agree not to, without the prior written consent of any Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned (it being understood that it is reasonable for any Indemnified Party to withhold consent if such settlement does not satisfy clauses (a) and (b) of this paragraph)), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Party unless such settlement (a) includes an unconditional release of such Indemnified Party from all liability arising out of such Proceedings and (b) does not include any statement as to, or any admission of, fault, culpability, wrongdoing or a failure to act by or on behalf of such Indemnified Party.

(d) Notwithstanding any other provision of this Agreement, Holdings and the Company agree that (a) each of the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents, controlling persons, equityholders, partners, members and other representatives of each of the foregoing (each, a “Protected Party”) shall not be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Protected Party (as determined by a court of competent jurisdiction in a final non-appealable judgment) and (b) none of Holdings, the Company, the Protected Party, or any respective Affiliates of each of the foregoing, or the respective directors, officers, employees, advisors and agents of the foregoing, will be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with (i) this Agreement, the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or Letters of Credit (or with respect to any activities related thereto, including the preparation of such documentation) or (ii) the actual presence of Hazardous Materials on any property of Holdings or any of its Subsidiaries or any Environmental Action relating in any way to Holdings or any of its Subsidiaries; provided, that nothing contained in this paragraph will limit the indemnification obligations of Holdings and the Company set forth in this Agreement to the extent such indirect, special, punitive or consequential damages are included in any third-party claim with respect to which the applicable Protected Party is entitled to indemnification under Section 9.04(b).

(e) If any payment of principal of, or Conversion of, any Term Benchmark Advance is made by any Borrower to or for the account of a Lender (i) other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Sections 2.08, 2.09, 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Company pursuant to Section 2.21 or (ii) as a result of a payment or Conversion pursuant to Sections 2.08, 2.09, 2.10 or 2.12, such Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses (other than lost profits), costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. If the amount of the Committed Currency purchased by any Lender in the case of a Conversion or exchange of Advances in the case of Sections 2.08, 2.09, or 2.12 exceeds the sum required to satisfy such Lender’s liability in respect of such Advances, such Lender agrees to remit to the applicable Borrower such excess.

(f) Without prejudice to the survival of any other agreement of Holdings or the Company hereunder, the agreements and obligations of the Company contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

SECTION 9.05 Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default under Section 6.01(a) or (b) (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Debt at any time owing by such Lender or such Affiliate to or for the credit or the account of Holdings or any Borrower against any and all of the obligations of Holdings or any Borrower now or hereafter existing under this Agreement to such Lender and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify Holdings or the applicable Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

SECTION 9.06 Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Company and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Company, the Agent and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of each of the Lenders (and any other attempted assignment or transfer by any party hereto shall be null and void).

SECTION 9.07 Assignments and Participations. (a) Successors and Assigns Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000 unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among the Letter of Credit Facility and the Revolving Credit Commitments on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five Business Days after having received notice thereof;

(B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of each Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Commitments.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Company or any of the Company’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, each Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11 and 9.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Company, the Agent or any Issuing Bank, sell participations to any Person (other than a natural Person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Agent, the Issuing Banks and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.05 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 9.01 that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 9.04(e) and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(e) (it being understood that the documentation required under Section 2.14(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.21 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.11 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 2.21(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Credit Commitments, Advances, Letters of Credit or its other obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Revolving Credit Commitments, Advances, Letters of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.08 Confidentiality. Neither the Agent nor any Lender may disclose to any Person any confidential, proprietary or non-public information of the Company or any of its Subsidiaries furnished to the Agent or the Lenders by the Company or any of its Subsidiaries (such information being referred to collectively herein as the “Company Information”), except that each of the Agent and each of the Lenders may disclose Company Information (i) to its and its affiliates’ employees, officers, directors, agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Company Information and instructed to keep such Company Information confidential on substantially the same terms as provided herein), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 9.08, to any assignee or Participant or prospective assignee or Participant or to any credit insurance provider, direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement, (vii) to the extent such Company Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 9.08 by the Agent or such Lender, or (B) is or becomes available to the Agent or such Lender on a nonconfidential basis from a source other than the Company, the Agent or another Lender, (viii) to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Borrowers received by it from the Agent or any Lender, (ix) disclosure on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Advances and other third party service providers and (x) with the consent of the Company. In addition, the Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

SECTION 9.09 Designated Subsidiaries. (a) Designation. The Company may at any time, and from time to time, upon not less than 15 Business Days’ notice in the case of any direct or indirect Wholly-Owned Subsidiary so designated after the Effective Date, notify the Agent that the Company intends to designate a Subsidiary as a “Designated Subsidiary” for purposes of this Agreement. On or after the date that is 15 Business Days after such notice, upon delivery to the

Agent and each Lender of a Designation Agreement duly executed by the Company and the respective Subsidiary and substantially in the form of Exhibit D hereto, such Subsidiary shall thereupon become a “Designated Subsidiary” for purposes of this Agreement and, as such, shall have all of the rights and obligations of a Borrower hereunder. The Agent shall promptly notify each Lender of the Company’s notice of such pending designation by the Company and the identity of the respective Subsidiary. Following the giving of any notice pursuant to this Section 9.09(a), if the designation of such Designated Subsidiary obligates the Agent or any Lender to comply with “know your customer”, the Patriot Act or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall, promptly upon the request of the Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Agent or any Lender in order for the Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations.

If the Company shall designate as a Designated Subsidiary hereunder any Subsidiary not organized under the laws of the United States or any State thereof, any Lender, subject to Section 2.14(f), may, with notice to the Agent and the Company, fulfill its Commitment by causing an Affiliate or any branch of such Lender to act as the Lender in respect of such Designated Subsidiary.

As soon as practicable after receiving notice from the Company or the Agent of the Company’s intent to designate a direct or indirect Wholly-Owned Subsidiary as a Designated Subsidiary, and in any event no later than five Business Days after the delivery of such notice, for a Designated Subsidiary that is organized under the laws of a jurisdiction other than of the United States or a political subdivision thereof, any Lender that may not legally lend to, establish credit for the account of and/or do any business whatsoever with such Designated Subsidiary directly or through an Affiliate of such Lender as provided in the immediately preceding paragraph (a “Protesting Lender”) shall so notify the Company and the Agent in writing. With respect to each Protesting Lender, the Company shall, effective on or before the date that such Designated Subsidiary shall have the right to borrow hereunder, either (A) notify the Agent and such Protesting Lender that the Commitments of such Protesting Lender shall be terminated or cause such Protesting Lender to assign all of its Commitments to an Eligible Assignee identified by the Company in accordance with Section 2.21(b); provided that such Protesting Lender shall have received payment of an amount equal to the outstanding principal of its Advances and/or Letter of Credit reimbursement obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or the relevant Designated Subsidiary (in the case of all other amounts), or (B) cancel its request to designate such Subsidiary as a “Designated Subsidiary” hereunder.

(b) Termination. Upon the indefeasible payment and performance in full of all of the indebtedness, liabilities and obligations under this Agreement of any Designated Subsidiary then, so long as at the time no Notice of Borrowing or Notice of Issuance in respect of such Designated Subsidiary is outstanding, such Subsidiary’s status as a “Designated Subsidiary” shall terminate upon notice to such effect from the Agent to the Lenders (which notice the Agent shall give promptly, and only upon its receipt of a request therefor from the Company). Thereafter, the Lenders shall be under no further obligation to make any Advance hereunder to such Designated Subsidiary unless it is re-designated as a Designated Subsidiary pursuant to Section 9.09(a).

SECTION 9.10 Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9.11 Execution in Counterparts; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This Agreement, the Agency Fee Letter and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page to this Agreement by email shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.12 Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Dollars with such other currency at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(b) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in a Committed Currency into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase such Committed Currency with Dollars at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(c) The obligation of any Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Agent (as the case may be) in the applicable Primary Currency from a Borrower, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Agent (as the case may be) in the applicable Primary Currency, such Lender or the Agent (as the case may be) agrees to remit to such Borrower such excess.

SECTION 9.13 Jurisdiction, Etc. (a) Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document in the courts of any jurisdiction. Each Designated Subsidiary hereby agrees that service of process in any such action or proceeding brought in any such New York State court or in such federal court may be made upon the Company at its address set forth in Section 9.02 and each Designated Subsidiary hereby irrevocably appoints the Company its authorized agent to accept such service of process, and agrees that the failure of the Company to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. The Company and each Designated Subsidiary hereby further irrevocably consent to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Company at its address set forth in Section 9.02. To the extent that each Designated Subsidiary has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Designated Subsidiary hereby irrevocably waives such immunity in respect of its obligations under this Agreement or any other Loan Document.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.14 Substitution of Currency. If a change in any Committed Currency occurs pursuant to any applicable law, rule or regulation of any governmental, monetary or multi-national authority, this Agreement (including, without limitation, the definition of Term Benchmark) will be amended to the extent determined by the Agent (acting reasonably and in consultation with the Company) to be necessary to reflect the change in currency and to put the Lenders and the Borrowers in the same position, so far as possible, that they would have been in if no change in such Committed Currency had occurred.

SECTION 9.15 No Liability of the Issuing Banks. The Borrowers assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither an Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the applicable Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to such Borrower, to the extent of any direct, but not consequential, damages suffered by such Borrower that such Borrower proves were caused by such Issuing Bank’s gross negligence, bad faith or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; provided that nothing herein shall be deemed to excuse such Issuing Bank if it acts with gross negligence, bad faith or willful misconduct in accepting such documents.

SECTION 9.16 Patriot Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower and each Guarantor that pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Borrower and each Guarantor, which information includes the name and address of each Borrower and each Guarantor and other information that will allow such Lender or the Agent, as applicable, to identify each Borrower and each Guarantor in accordance with the Patriot Act and the Beneficial Ownership Regulation. Each Borrower and each Guarantor shall provide such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act and the Beneficial Ownership Regulation.

SECTION 9.17 Power of Attorney. Each Subsidiary of Holdings may from time to time authorize and appoint the Company as its attorney-in-fact to execute and deliver (a) any amendment, waiver or consent in accordance with Section 9.01 on behalf of and in the name of such Subsidiary and (b) any notice or other communication hereunder, on behalf of and in the name of such Subsidiary. Such authorization shall become effective as of the date on which such Subsidiary delivers to the Agent a power of attorney enforceable under applicable law and any additional information to the Agent as necessary to make such power of attorney the legal, valid and binding obligation of such Subsidiary.

SECTION 9.18 No Fiduciary Duties. Holdings and each Borrower agree that the Agent and Lenders, together with their respective Affiliates (the “Banks”), are full service financial firms and as such from time to time may (a) effect transactions for its own account or the account of customers, and hold long or short positions in debt or equity securities or loans of companies that may be the subject of the transactions contemplated hereby or (b) provide debt financing, equity capital, investment banking, financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling to other companies in respect of which the Loan Parties or their Affiliates may have competing interests. Holdings and each Borrower also acknowledge that the Banks have no obligation to use in connection with the transactions contemplated hereby, or to furnish to Holdings and the Company, confidential information obtained from other companies or other persons. The Banks may have economic interests that conflict with the economic interests of Holdings and the Company and their respective Affiliates. Holdings and each Borrower acknowledge and agree that (a)(i) the arrangement and other services described herein are arm’s-length commercial transactions between the Loan Parties and their Affiliates, on the one hand, and the Banks, on the other hand, that do not directly or indirectly give rise to, nor do the Loan Parties rely on, any fiduciary duty on the part of the Banks, (ii) no Bank has provided any legal, accounting, regulatory or tax advice to the Loan Parties with respect to any of the transactions contemplated hereby and the Loan Parties are not relying on the Banks for such advice, (iii) the Loan Parties have consulted their own own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate and they are not relying on the Banks for such advice, (iv) the Loan Parties are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and (v) the Loan Parties waive, to the fullest extent permitted by law, any claims that they may have against any Bank for breach of fiduciary duty or alleged breach of fiduciary duty arising solely by virtue of this Agreement and the other Loan Documents, and agree that, in such capacity, the Banks shall not have any liability (whether direct or indirect) to the Loan Parties in respect of a fiduciary duty claim arising under this Agreement or the other Loan Documents, or to any person asserting any such fiduciary claim arising under this Agreement or the other Loan Documents on behalf of or in right of the Loan Parties, including their stockholders, employees or creditors; and (b) in connection with the transactions contemplated hereby, (i) each Bank has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their affiliates and (ii) no Bank has any obligation to the Loan Parties or their Affiliates, except those obligations expressly set forth in this Agreement and the other Loan Documents.

SECTION 9.19 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.20 Waiver of Jury Trial. Each of the parties to this Agreement hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the other Loan Documents or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

SECTION 9.21 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the unpaid principal of the Advances or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Agent or any Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude optional prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 9.22 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 9.22, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

XEROX CORPORATION

By	/s/ Xavier Heiss
Name:	Xavier Heiss
Title:	Executive Vice President and Chief Financial Officer

XEROX HOLDINGS CORPORATION

By	/s/ Xavier Heiss
Name:	Xavier Heiss
Title:	Executive Vice President and Chief Financial Officer

CITIBANK, N.A., as Agent, Lender and Issuing Bank

By	/s/ Javier Escobar
Name:	Javier Escobar
Title:	Managing Director & Vice President

MIZUHO BANK, LTD., as Lender and Issuing Bank

By	/s/ Raymond Ventura
Name:	Raymond Ventura
Title:	Managing Director

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Lender and Issuing Bank

By	/s/ Gordon Yip
Name:	Gordon Yip
Title:	Director

By	/s/ Paul Arens
Name:	Paul Arens
Title:	Director

TRUIST BANK, as Lender and Issuing Bank

By	/s/ David Miller
Name:	David Miller
Title:	Director

THE BANK OF NOVA SCOTIA, as Lender and Issuing Bank

By	/s/ Luke Copley
Name:	Luke Copley
Title:	Director

PNC BANK, NATIONAL ASSOCIATION, as Lender

By	/s/ Kristin Wenslau
Name:	Kristin Wenslau
Title:	Senior Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, as Lender

By	/s/ Kyle Patterson
Name:	Kyle Patterson
Title:	Senior Vice President

SCHEDULE I

COMMITMENTS

Name of Initial Lender	Revolving Credit Commitment	Letter of Credit Commitment
Citibank, N.A.	$85,000,000	$30,000,000
Mizuho Bank, Ltd.	$85,000,000	$30,000,000
Crédit Agricole Corporate and Investment Bank	$85,000,000	$30,000,000
Truist Bank	$85,000,000	$30,000,000
The Bank of Nova Scotia	$85,000,000	$30,000,000
PNC Bank, National Association	$65,000,000	$0
HSBC Bank USA, National Association	$10,000,000	$0

Total:	$500,000,000	$150,000,000